AGREEMENT AND PLAN OF MERGER

between

SOVEREIGN BANCORP, INC.,

and

SEACOAST FINANCIAL SERVICES CORPORATION

January 26, 2004

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2004, is made between SOVEREIGN BANCORP, INC. (“Sovereign”), a Pennsylvania corporation, having its principal place of business in Philadelphia, Pennsylvania, and SEACOAST FINANCIAL SERVICES CORPORATION (“Seacoast”), a Massachusetts corporation, having its principal place of business in New Bedford, Massachusetts.

BACKGROUND

          1. Sovereign and Seacoast desire for Seacoast to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania, the Commonwealth of Massachusetts and the plan of merger set forth herein.

          2. The Boards of Directors of Sovereign and Seacoast have each determined that it is advisable and in the best interests of their respective companies and their stockholders for Seacoast to merge with and into Sovereign, subject to the terms and conditions set forth herein.

          3. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the IRC.

          4. Previously, Seacoast, Coast Merger Sub Corporation and Abington entered into the Abington Merger Agreement pursuant to which it is contemplated that Abington will be ultimately merged into Seacoast in a transaction subject to Abington shareholder and regulatory approvals.

          5. Subject to the terms of this Agreement, at or prior to the execution and delivery of this Agreement, each director and executive officer of Seacoast has executed in favor of Sovereign, a letter agreement dated as of January 26, 2004, in the form attached hereto as Exhibit 1.

          6. Sovereign desires to merge Compass Bank for Savings (“Compass Bank”) and Nantucket Bank (“Nantucket Bank”), each a Massachusetts-chartered savings bank and a wholly-owned subsidiary of Seacoast (each, a “Seacoast Bank” and collectively, the “Seacoast Banks”), into and with Sovereign Bank, a federal savings bank and a wholly-owned subsidiary of Sovereign (“Sovereign Bank”), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

          7. Sovereign and Seacoast desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGERS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                    Abington shall mean Abington Bancorp Inc., a Massachusetts corporation.

                    Abington Bank shall mean a Massachusetts-chartered savings bank and wholly-owned subsidiary of Abington.

                    Abington ESOP has the meaning given that term in Section 4.10(a)(v).

                    Abington Merger Agreement shall mean the Agreement and Plan of Merger dated as of October 20, 2003 between Seacoast, Coast Merger Sub Corporation and Abington.

                    Abington Stock Option Plans means the stock option plans of Abington identified by Seacoast in the Seacoast Disclosure Schedules.

                    Acquisition Transaction shall mean one of the following transactions with a party other than Sovereign or an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving Seacoast or a Seacoast Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Seacoast or a Seacoast Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 15% or more of any class or series of equity securities of Seacoast or a Seacoast Subsidiary (for purposes of Section 4.06) or 50% or more of any class or series of equity securities of Seacoast or a Seacoast Subsidiary (for purposes of Section 6.02(c)).

                    Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

                    Agreement means this agreement, and any amendment or supplement hereto.

                    Applicable Exchange Ratio has the meaning given to such term in Section 1.02(e)(iii).

                    Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

                    Articles of Merger means the articles of merger to be executed by Sovereign and Seacoast and to be filed in the PDS and the MSS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the Commonwealth of Massachusetts, respectively.

                    Average Final Price means the Sovereign Market Value as of the Effective Date.

                    Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

                    Bank Merger means the merger of the Seacoast Banks with and into Sovereign Bank, with Sovereign Bank surviving such merger, as contemplated by Section 1.03 of this Agreement.

                    Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

                    Benefits Schedule means the employee benefits schedule included as part of the Seacoast Disclosure Schedule, including without limitation, those Seacoast Disclosure Schedules applicable to Sections 2.08 and 2.12 of this Agreement.

                    Business Day means any day other than (i) a Saturday or Sunday, or (ii) a day on which Sovereign is authorized or obligated by law or executive order to close.

                    Cause has the meaning given that term in Section 4.10(c).

                    Change in Recommendation means the withdrawal, modification or qualification (or any proposal to change, modify or qualify) of the recommendation of the Merger by the Board of Directors of Seacoast in any manner adverse to Sovereign or the Merger or the taking of any other action or making any other statement in connection with the meeting of Seacoast’s stockholders inconsistent with recommending the Merger.

                    Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to Seacoast, after the last condition precedent set forth in Section V of this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period, but excluding those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), or such other date as Sovereign and Seacoast shall agree.

                    Compass Bank has the meaning given that term in the Recitals hereto.

                    Compass Bank Common Stock has the meaning given that term in Section 2.02(b).

                    Derivatives Contract has the meaning given that term in Section 2.22.

                    Determination Date has the meaning given that term in Section 6.01(d).

                    Dissenting Shares has the meaning given that term in Section 1.02(i).

                    Distribution Date has the meaning given that term in Section 4.13.

                    Effective Date means the date specified in the Articles of Merger, which shall be the same as the Closing Date.

                    Effective Time means the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger.

                    Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

                    Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                    Exchange Agent has the meaning given that term in Section 1.02(g).

                    Expenses has the meaning given that term in Section 6.02(b).

                    FDIA means the Federal Deposit Insurance Act, as amended.

                    FDIA Limitations has the meaning given to that term in Section 2.03(a).

                    FDIC means the Federal Deposit Insurance Corporation.

                    Federal Reserve Board means the Board of Governors of the Federal Reserve System.

                    GAAP means generally accepted accounting principles as in effect at the relevant date.

                    Governmental Authority means any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designated to act for or on behalf of the foregoing.

                    HOLA means the Home Owners’ Loan Act of 1933, as amended.

                    Indemnified Liabilities has the meaning given that term in Section 4.05(a).

                    Indemnified Party has the meaning given that term in Section 4.05(a).

                    Indemnifying Party has the meaning given that term in Section 4.05(a).

                    Index Group has the meaning given that term in Section 6.01(d).

                    Index Price has the meaning given that term in Section 6.01(d).

                    IRC means the Internal Revenue Code of 1986, as amended.

                    IRS means the Internal Revenue Service.

                    Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

                    Material Adverse Effect shall mean, with respect to Sovereign or Seacoast, respectively, any effect which is material and adverse to its assets, financial condition or results of operations on a consolidated basis taken as a whole, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation (or in any interpretation of the foregoing) or in GAAP or applicable regulatory accounting principles, which change affects banking institutions (or their holding companies) generally, (c) changes in general economic, legal, regulatory or political conditions affecting banking institutions (or their holding companies) generally, (d) changes resulting from the announcement of the transaction contemplated by this Agreement, (e) expenses (plus reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Merger and the costs associated with Section 4.10 hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (f) actions or omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby (including without limitation any actions taken by Seacoast pursuant to Section 4.09(a)(vii) of this Agreement) or otherwise permitted to be taken by the other party under this Agreement, (g) the failure of Seacoast and Abington to complete the merger as contemplated in the Abington Merger Agreement and (h) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

                    Maximum Amount has the meaning given that term in Section 4.05(c).

                    MBBI means the Massachusetts Board of Bank Incorporation.

                    MBCL means the Massachusetts Business Corporation Law, MGL Chapter 156B, §§ 1 et seq., as amended.

                    MDB means the Massachusetts Division of Banks.

                    MDIF means the Massachusetts Depositors Insurance Fund

                    Merger means the merger of Seacoast with and into Sovereign, with Sovereign surviving such merger, as contemplated by this Agreement.

                    MHPF means the Massachusetts Housing Partnership Fund.

                    MSS means the Secretary of State of the Commonwealth of Massachusetts.

                    Nantucket Bank has the meaning given that term in the Recitals hereto.

                    Nantucket Bank Common Stock has the meaning given that term in Section 2.02(b).

                    Nasdaq means the Nasdaq Stock Market.

                    NYSE means the New York Stock Exchange.

                    OTS means the Office of Thrift Supervision.

                    PDS means the Department of State of the Commonwealth of Pennsylvania.

                    Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

                    Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Seacoast Common Stock in connection with the transaction contemplated by this Agreement.

                    Quarterly Per Share Dividend Amount has the meaning given that term in Section 4.01(a)(ii).

                    Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

                    Regulatory Agreement has the meaning given to that term in Section 2.11 and 3.10 of this Agreement.

                    Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the Federal Reserve Board, the FDIC, the MDB, the MHPF, the MBBI, the MDIF or the respective staffs thereof.

                    Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                    Ryan, Beck has the meaning given that term in Section 2.13.

                    Seacoast has the meaning given that term in the Recitals hereto.

                    Seacoast Advisory Board has the meaning given that term in Section 4.14.

                    Seacoast Banks means Nantucket Bank and Compass Bank.

                    Seacoast Certificate has the meaning given to that term in Section 1.02(g)(v).

                    Seacoast Common Stock means the common stock of Seacoast described in Section 2.02(a).

                    Seacoast Disclosure Schedule means a disclosure schedule delivered by Seacoast to Sovereign pursuant to this Agreement.

                    Seacoast ESOP has the meaning given that term in Section 4.10(a)(iv).

                    Seacoast Financials means (i) the audited consolidated financial statements of Seacoast as of December 31, 2002 and for the three years ended December 31, 2002, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Seacoast as of each calendar quarter thereafter included in Securities Documents filed by Seacoast, including the notes thereto, in the case of each of (i) and (ii) above, included in the Seacoast Securities Documents, and (iii) the unaudited consolidated financial statements of Seacoast as of and for the year ended December 31, 2003, including the notes thereto.

                    Seacoast 401(k) Plans has the meaning given that term in Section 4.10(a)(iii).

                    Seacoast Insiders has the meaning given that term in Section 4.17.

                    Seacoast Option has the meaning given that term in Section 1.02(f)(i).

                    Seacoast Preferred Stock has the meaning given to that term in Section 2.02(a) of this Agreement.

                    Seacoast Regulatory Agreement has the meaning given that term in Section 2.26.

                    Seacoast Regulatory Reports means the annual or quarterly reports, and accompanying schedules, of Seacoast and each of the Seacoast Banks, filed with the Federal Reserve Board, FDIC or the MDB from December 31, 2002 through the Closing Date.

                    Seacoast Stock Option Plans means the stock option plans of Seacoast identified in the Seacoast Securities Documents that have not terminated.

                    Seacoast Subsidiary means (i) any corporation or business trust, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Seacoast, except any corporation the stock of which is held in the ordinary course of the lending activities of the Seacoast Banks and (ii) Seacoast Capital Trust I and Seacoast Capital Trust II.

                    SEC means the Securities and Exchange Commission.

                    Section 16 Information has the meaning given that term in Section 4.17.

                    Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                    Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

                    Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

                    SERPS has the meaning given that term in Section 4.05(e).

                    Sovereign has the meaning given that term in the Recitals hereto.

                    Sovereign Bank has the meaning given that term in the Recitals hereto.

                    Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

                    Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to Seacoast pursuant to this Agreement.

                    Sovereign ESOP has the meaning given that term in Section 4.10(a)(i).

                    Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 2002 and for the three years ended December 31, 2002, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto, in the case of each of (i) and (ii) as included in the Sovereign Securities Documents, and (iii) the unaudited consolidated financial statements of Sovereign as of and for the year ended December 31, 2003, including the notes thereto.

                    Sovereign 401(k) Plan has the meaning given that term in Section 4.10(a)(ii).

                    Sovereign Market Price means, as of any date, the closing sale price of a share of Sovereign Common Stock, as reported on the NYSE.

                    Sovereign Market Value means, as of any date, the average of the Sovereign Market Prices for the fifteen (15) consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

                    Sovereign Ratio has the meaning given that term in Section 6.01(d).

                    Sovereign Regulatory Agreement has the meaning given that term in Section 3.20.

                    Sovereign Regulatory Reports means the annual reports of Sovereign or Sovereign Bank, as the case may be, filed with the OTS from December 31, 2002 through the Closing Date.

                    Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, and as further amended and restated June 21, 2001, between Sovereign and Mellon Investor Services LLC, as rights agent, relating to Sovereign’s Series A Junior Participating Preferred Stock.

                    Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign’s Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

                    Sovereign Subsidiaries means (i) any corporation, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank, (ii) Sovereign Bank and (iii) Sovereign Capital Trust I and Sovereign Capital Trust III and any similar entity sponsored or created by Sovereign.

                    Starting Date has the meaning given that term in Section 6.01(d).

                    Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                    Superior Proposal means a bona fide written proposal for an Acquisition Transaction on terms which the Board of Directors of Seacoast concludes in good faith, after consultation with Seacoast’s outside legal counsel and financial advisors, taking into account all the terms and conditions of the Acquisition Transaction (including any break-up fees, expense reimbursement provisions and conditions to consummation), the legal, financial and regulatory aspects of the proposal, and the person making the proposal, are in the aggregate more favorable and provide greater value to all the stockholders of Seacoast than the Merger and are reasonably capable of being completed as proposed in a timeframe comparable to transactions of size, scope and complexity similar to the Merger.

                    Surviving Corporation has the meaning given to that term in Section 1.02(b).

                    Takeover Laws has the meaning given to that term in Section 2.20.

                    Termination Fee has the meaning given that term in Section 6.02(c).

                    Unperfected Dissenting Shares has the meaning given that term in Section 1.02(i).

                    USA Patriot Act has the meaning give that term in Section 2.23.

          Section 1.02 The Merger.

                    (a) Closing. The closing will take place on the Closing Date at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Sovereign and Seacoast shall cause the Articles of Merger to be duly executed and filed with the PDS and the MSS.

                    (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: Seacoast shall merge with and into Sovereign; the separate corporate existence of Seacoast shall cease; Sovereign shall be the Surviving Corporation in the Merger (Sovereign, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”); and all of the property (real, personal and mixed), rights, powers, privileges, franchises, and duties and obligations of Seacoast shall be taken and deemed to be transferred to and vested in Sovereign, as the Surviving Corporation in the Merger, without further act or deed; all debts, liabilities, obligations, restrictions, disabilities and duties of each of Seacoast and Sovereign shall thereafter be the responsibility of Sovereign; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the Commonwealth of Massachusetts (including Chapter 156B, Section 80 of the MBCL).

                    (c) Sovereign’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the Surviving Corporation in the Merger, until thereafter altered, amended or repealed.

                    (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

                    (i) On the Effective Date, the Board of Directors of Sovereign, as the Surviving Corporation, shall consist of those persons holding such office immediately prior to the Effective Date.

                    (ii) On the Effective Date, the officers of Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the Surviving Corporation in the Merger, existing on the Effective Date.

                    (iii) On the effective date of the Bank Merger, the Board of Directors of Sovereign Bank, as the surviving institution in the Bank Merger, shall consist of those persons holding such office immediately prior to such effective date.

                    (iv) At the request of Seacoast, promptly following the Effective Date (but in no event more than two (2) Business Days thereafter), Sovereign shall cause one (1) person previously designated by Seacoast and reasonably acceptable to Sovereign (it being understood that Seacoast’s CEO is reasonably acceptable) to be appointed as a director of either Sovereign or as a director of Sovereign Bank as specified by Seacoast in its sole discretion.

                    (v) On the effective date of the Bank Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving institution in the Bank Merger.

                    (e) Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sovereign, Seacoast or the holders of any of the following securities, the following shall occur:

                    (i) Cancellation of Certain Common Stock and Preferred Stock. Each share of Seacoast Common Stock which is owned by Sovereign, Seacoast or any of their Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties) and each share of Seacoast Preferred Stock that is owned by Seacoast shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

                    (ii) Certain Sovereign Common Stock Not Affected. Each issued and outstanding share of Sovereign Common Stock shall, at and after the Effective Time, continue to be issued and outstanding as an identical share of Sovereign Common Stock.

                    (iii) Conversion of Seacoast Common Stock. Subject to the provisions of subparagraphs (i) and (iv) of this Section 1.02(e), each share of Seacoast Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Seacoast Common Stock, if any, then owned by Sovereign or Seacoast or any Seacoast Subsidiary and any Dissenting Shares) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                         (A) if the Sovereign Market Value as of the Determination Date is equal to or greater than $23.96, then 1.461 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding number of Sovereign Stock Purchase Rights; or

                         (B) if the Sovereign Market Value as of the Determination Date is greater than $21.56 and less than $23.96, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock (rounded to the nearest hundredth) and the corresponding number of Sovereign Stock Purchase Rights, which shall be equal to $35.00 divided by the Sovereign Market Value as of the Determination Date; or

                         (C) if the Sovereign Market Value as of the Determination Date is equal to or less than $21.56, then 1.623 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding number of Sovereign Stock Purchase Rights.

          The exchange ratio, as determined pursuant to any of Sections 1.02(e)(iii)(A), 1.02(e)(iii)(B) or 1.02(e)(iii)(C), is hereinafter referred to as the “Applicable Exchange Ratio.”

                    (iv) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of Sovereign Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Seacoast stockholder who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Final Price.

          (f) Stock Options; Stock Units.

                    (i) At the Effective Time, each option to acquire Seacoast Common Stock (“Seacoast Option”) which is then outstanding (which for purposes of this Section 1.02(f) shall include without limitation any and all options to acquire Abington common stock which were converted into options to acquire Seacoast Common Stock pursuant to the terms of the Abington Merger Agreement, and options issued to non-employee directors under any director stock option plan) whether or not exercisable, shall become fully vested and exercisable and cease to represent a right to acquire shares of Seacoast Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each Seacoast Option, in accordance with the terms of the applicable Seacoast Stock Option Plan and stock option agreement by which such option is evidenced, except that from and after the Effective Time, (i) Sovereign and its Board of Directors or a duly authorized committee thereof shall be substituted for Seacoast and Seacoast’s Board of Directors or duly authorized committee thereof administering such Seacoast Stock Option Plan, (ii) each Seacoast Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock and accompanying Sovereign Stock Purchase Rights, (iii) the number of shares of Sovereign Common Stock subject to such Seacoast Option shall be equal to the number of shares of Seacoast Common Stock subject to such Seacoast Option immediately prior to the Effective Time multiplied by the Applicable Exchange Ratio, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Seacoast Option shall be adjusted by dividing the per share exercise price under each such Seacoast Option by the Applicable Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Seacoast Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. Sovereign and Seacoast agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(f).

                    (ii) On the Effective Date, each stock unit which is then outstanding under the Seacoast Bank Executive Savings Plan shall cease to represent a right to receive a share of Seacoast Common Stock and shall be automatically converted into a stock unit with a right to receive that number of shares of Sovereign Common Stock multiplied by the Applicable Exchange Ratio, and accompanying Sovereign Stock Purchase Rights, and Sovereign shall continue to maintain the Seacoast Bank Executive Savings Plan unless and until it is terminated in accordance with its terms, subject to the right of plan participants to receive distribution of their deferred compensation accounts in accordance with their elections, except that from and after the Effective Date, (1) Sovereign Bank shall be substituted for Seacoast Bank and (2) units shall be payable in shares of Sovereign Common Stock in accordance with the terms of the Seacoast Bank Executive Savings Plan.

                    (iii) No later than the Effective Date, Sovereign shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any other successor or appropriate forms), with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to the options and stock units referenced in this Section 1.02(f), and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options and stock units may be sold without a further holding period under Rule 144 under the Securities Act.

          (g) Surrender and Exchange of Seacoast Stock Certificates.

                    (i) Exchange of Certificates. At the Effective Time, for the benefit of the holders of shares of Seacoast Common Stock, Sovereign shall deliver to an exchange agent designated to act as agent (the “Exchange Agent”), certificates evidencing the number of shares of Sovereign Common Stock issuable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Sovereign Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. Each holder of shares of Seacoast Common Stock who surrenders to the Exchange Agent the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder’s shares of Seacoast Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(iv) hereof.

                    (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for Seacoast Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Seacoast Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(g)(i) hereof. If certificates for shares of Seacoast Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. Upon surrender of certificates for shares of Seacoast Common Stock in exchange for certificates for Sovereign Common Stock, Sovereign also shall pay any dividends to which such holder of Seacoast Common Stock may be entitled as a result of the declaration of a dividend on the Seacoast Common Stock by Seacoast in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of Seacoast Common Stock.

               Notwithstanding the foregoing, no party hereto will be liable to any holder of Seacoast Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Seacoast Common Stock are surrendered by a Seacoast shareholder to the Exchange Agent for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

                    (iii) Exchange Procedures. The Exchange Agent shall accept each certificate for shares of Seacoast Common Stock delivered for exchange under this Section 1.02(g) submitted in accordance with such reasonable and customary terms as the Exchange Agent shall impose to effect an orderly exchange thereof in accordance with normal exchange practices. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be completed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay to the Exchange Agent any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Seacoast Common Stock which are surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. As promptly as reasonably practicable but in no event later than two (2) Business Days after the Effective Date, the Exchange Agent shall send or cause to be sent to each stockholder of record of Seacoast Common Stock transmittal materials for use in exchanging certificates representing Seacoast Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger. Certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Seacoast as promptly as reasonably possible but in no event later than ten (10) Business Days following the receipt of certificates representing former shares of Seacoast Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested.

                    (iv) No Further Ownership Rights. All shares of Sovereign Common Stock issued and cash paid upon conversion of shares of Seacoast Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Seacoast Common Stock.

                    (v) Lost Certificates. If any certificate representing Seacoast Common Stock (a “Seacoast Certificate”) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Seacoast Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent the posting by such Person of a bond in such reasonable amount as Sovereign may direct as indemnity against any claim that may be made against it with respect to such Seacoast Certificate, the Exchange Agent will deliver or cause to be delivered in exchange for such lost, stolen, or destroyed Seacoast Certificate the shares of Sovereign Common Stock represented thereby based on the Applicable Exchange Ratio, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(g)(ii).

                    (vi) Stock Transfer Books. At the close of business on the Effective Date, the stock transfer books of Seacoast with respect to Seacoast Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Seacoast of shares of Seacoast Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Seacoast Certificates shall cease to have any rights with respect to such shares of Seacoast Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Seacoast Certificates presented to Sovereign or the Exchange Agent for any reason shall be exchanged for shares of Sovereign Common Stock represented thereby based on the Applicable Exchange Ratio, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(g)(ii).

               (h) Anti-Dilution Provisions. If Sovereign shall, at any time before the Effective Date, (A) issue a dividend with respect to its common stock in shares of Sovereign capital stock (or any security convertible into or exchangeable for Sovereign capital stock), (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or (D) reclassify or recapitalize or otherwise adjust the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered to Seacoast stockholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of Seacoast Common Stock shall be adjusted so that each Seacoast stockholder shall be entitled to receive such number of shares of Sovereign Common Stock as such stockholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Sovereign declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Applicable Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Sovereign enters into an agreement pursuant to which shares of Sovereign Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Seacoast stockholder entitled to receive shares of Sovereign Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

               (i) Dissenting Shares. Each outstanding share of Seacoast Common Stock the holder of which has perfected his right to dissent under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive shares of Sovereign Common Stock hereunder. Rather, the holder thereof shall be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Sections 86 through 98, inclusive, of the MBCL (or any successor provisions). Seacoast shall give Sovereign (i) prompt notice of any demands filed pursuant to Sections 86 through 98, inclusive, of the MBCL (or any successor provisions) received by Seacoast, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the MBCL and received by the Seacoast, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the MBCL consistent with the obligations of Seacoast thereunder. Seacoast shall not, except with the prior written consent of Sovereign, (x) make any payment with respect to, or to any person making, any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand in accordance with the MBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent (which shares are referred to as “Unperfected Dissenting Shares”) at any time, the Unperfected Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Applicable Exchange Ratio in accordance with the applicable provisions of this Agreement, as Sovereign or the Exchange Agent shall determine, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

          Section 1.03 Bank Mergers. Subject to the requirements of the Abington Merger Agreement, Sovereign and Seacoast shall use their best efforts to cause each Seacoast Bank and

Abington Bank to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, after the Effective Date on a date determined by Sovereign. As soon as practicable after the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and Seacoast shall cause each Seacoast Bank and Abington Bank, to execute and deliver a bank plan of merger (the “Bank Plan of Merger”), in a form acceptable to Sovereign and Seacoast. Seacoast shall use reasonable best efforts to cause the Abington Merger Agreement to be amended, or cause Abington to waive any conditions that would prevent Abington from executing the Bank Plan of Merger, to permit Abington Bank to execute, deliver and carry out the transactions contemplated by the Bank Plan of Merger and this Section 1.03; provided, however, that if after using such reasonable best efforts Seacoast is unable to cause such amendment or waiver, Seacoast shall be relieved of its obligations under this Section 1.03 with respect to Abington Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SEACOAST

          Seacoast hereby represents and warrants to Sovereign that, except as specifically set forth in the Seacoast Disclosure Schedule delivered to Sovereign by Seacoast on the date hereof:

          Section 2.01 Organization.

               (a) Seacoast is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seacoast is a bank holding company duly registered under the Bank Holding Company Act. Seacoast has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seacoast is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

               (b) Each Seacoast Bank is a savings bank duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Each Seacoast Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Seacoast Bank and each other Seacoast Subsidiary is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

               (c) There are no Seacoast Subsidiaries other than the Seacoast Banks, Seacoast Capital Trust I, Seacoast Capital Trust II and those identified in the Seacoast Disclosure Schedule.

               (d) The deposits of each Seacoast Bank are insured by the FDIC to the extent provided in the FDIA and by the MDIF in the manner and to the maximum extent provided by law.

               (e) The respective minute books of Seacoast and the Seacoast Banks and each other Seacoast Subsidiary accurately reflect all material corporate actions of their respective stockholders and boards of directors (including committees).

               (f) Prior to the date of this Agreement, Seacoast has made available to Sovereign true and correct copies of the articles of organization and bylaws of Seacoast, the charter and bylaws of the Seacoast Banks and the articles of organization and bylaws of each other Seacoast Subsidiary, each as in effect on the date hereof.

          Section 2.02 Capitalization.

               (a) The authorized capital stock of Seacoast consists of (i) 100,000,000 shares of common stock, $.01 par value per share (“Seacoast Common Stock”), of which as of the date of this Agreement 4,365,925 shares were issued and held by Seacoast as treasury stock and 25,861,630 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 10,000,000 shares of preferred stock, $.01 par value per share, none of which, as of the date hereof, are issued or outstanding (“Seacoast Preferred Stock”). Neither Seacoast nor the Seacoast Banks nor any other Seacoast Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Seacoast Common Stock, Seacoast Preferred Stock or any other security of Seacoast or any securities representing the right to vote, purchase or otherwise receive any shares of Seacoast Common Stock, Seacoast preferred stock or any other security of Seacoast, other than (i) shares of Seacoast Common Stock issuable pursuant to the terms of the Abington Merger Agreement (including shares to be issued under stock options granted under Abington Stock Option Plans which may be assumed by Seacoast in accordance with the Abington Merger Agreement), (ii) shares issuable or to be issued under Seacoast Stock Option Plans or stock options otherwise granted by the Seacoast Board of Directors, and as set forth in reasonable detail (including the weighted average exercise price of all such options) in the Seacoast Disclosure Schedule, (iii) capital securities issued by Seacoast Capital Trust I and Abington Bancorp Capital Trust, (iv) shares issuable under Seacoast’s 401(k) Retirement Savings Plan.

               (b) The authorized capital stock of Compass Bank consists exclusively of (i) 590,000 shares of common stock, $1.00 par value (the “Compass Bank Common Stock”), of which 500,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by Seacoast free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. The authorized capital stock of Nantucket Bank consists exclusively of (i) 100,000 shares of common stock, $1.00 par value (the “Nantucket Bank Common Stock”), of which 100,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by Seacoast free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature and (ii) 10,000 shares of preferred stock, $1.00 par value per share, none of which are issued or outstanding. Neither Seacoast nor any Seacoast Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Seacoast Subsidiary or any other security of any Seacoast

Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Seacoast Subsidiary. Either Seacoast or the Seacoast Banks own all of the outstanding shares of capital stock of each Seacoast Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of Seacoast Capital Trust I and Seacoast Capital Trust II, Seacoast owns 100% of the common securities.

               (c) Except for the Seacoast Subsidiaries, neither (i) Seacoast, (ii) the Seacoast Banks, nor (iii) any other Seacoast Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of Seacoast Subsidiaries, equity interests held by Seacoast Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of Seacoast Subsidiaries, or other securities and interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Seacoast or the Seacoast Banks with respect to any other company’s capital stock or the equity of any other person.

               (d) To the best of Seacoast’s knowledge, except as disclosed in Seacoast’s proxy statement dated April 15, 2003, or in any subsequent Schedule 13D or 13G filed with the SEC, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Seacoast Common Stock.

          Section 2.03 Authority; No Violation.

               (a) Seacoast has requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby subject to receipt of all necessary approvals of Governmental Authorities and the approval of Seacoast’s stockholders of this Agreement. Each Seacoast Bank has requisite corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger subject to receipt of all necessary approvals of Governmental Authorities. The execution and delivery of this Agreement by Seacoast and the completion by Seacoast of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seacoast and, except for approval by the stockholders of Seacoast as required under the MBCL, Seacoast’s articles of organization and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of Seacoast are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seacoast and, subject to (i) approval of the stockholders of Seacoast as required under the MBCL, Seacoast’s articles of organization and bylaws and Nasdaq requirements applicable to it and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Seacoast, enforceable against Seacoast in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights, general equity principles or by applicable conservatorship or receivership provisions of the FDIA (“FDIA Limitations”)). The Bank Plan of Merger, upon its execution and delivery by the

Seacoast Banks concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of each Seacoast Bank, enforceable against the Seacoast Banks in accordance with its terms, subject to applicable FDIA Limitations, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

               (b) (A) The execution and delivery of this Agreement by Seacoast, (B) the execution and delivery of the Bank Plan of Merger by the Seacoast Banks, (C) subject to receipt of approvals from Seacoast’s stockholders and the receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Seacoast’s and Sovereign’s compliance with any conditions contained therein (including the expiration of related waiting periods), the completion of the transactions contemplated hereby, and (D) compliance by Seacoast or the Seacoast Banks with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of organization or bylaws of Seacoast or any Seacoast Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seacoast or any Seacoast Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seacoast or any Seacoast Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Seacoast or any Seacoast Subsidiary is a party, or by which they or any of their respective properties or assets may be subject.

          Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the stockholders of Seacoast under the MBCL, Seacoast’s articles of organization and bylaws, and Nasdaq requirements applicable to it, and the approval of the Bank Plan of Merger by Seacoast as sole stockholder of each of the Seacoast Banks under the laws of the Commonwealth of Massachusetts, and by the Board of Directors of each Seacoast Bank, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals or waivers of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Seacoast or the Bank Plan of Merger by the Seacoast Banks, and (b) the completion by Seacoast of the transactions contemplated hereby or by the Seacoast Banks of the Bank Merger. As of the date hereof, Seacoast has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Seacoast’s ability to complete the transactions contemplated by this Agreement.

          Section 2.05 Financial Statements.

               (a) Seacoast has previously made available or will make available to Sovereign the Seacoast Regulatory Reports. The Seacoast Regulatory Reports have been, or will be, prepared in all respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or will fairly present in all respects, the financial position, results of operations and changes in stockholders’ equity of Seacoast as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

               (b) Seacoast has previously made available or will make available to Sovereign the Seacoast Financials filed by it with the SEC. The Seacoast Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Seacoast as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

               (c) Since September 30, 2003, neither Seacoast nor a Seacoast Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Seacoast Financials or Seacoast Regulatory Reports or in the footnotes thereto which are not appropriately reflected or reserved against therein or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 2.06 Taxes. Seacoast and the Seacoast Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Seacoast has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Seacoast and all Seacoast Subsidiaries on or prior to the Closing Date (taking into account any extensions of time within which to file which have not expired) (all such returns being or will be true and complete in all respects) and has duly paid or will pay, or made or will make provisions and related balance sheet accruals (if required) for the payment of, all federal, state and local taxes which have been incurred by or are due or claimed to be due from Seacoast and any Seacoast Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          Section 2.07 No Material Adverse Effect. Neither Seacoast nor, to the best of its knowledge, Abington has suffered any Material Adverse Effect since September 30, 2003.

          Section 2.08 Contracts.

               (a) Except as described in this Agreement, documents listed as exhibits to Seacoast’s Securities Documents, or in the Seacoast Disclosure Schedule, neither Seacoast nor any Seacoast Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Seacoast or any Seacoast Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Seacoast or any Seacoast Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Seacoast or any Seacoast Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Seacoast Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seacoast or any Seacoast Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness, other than deposits, repurchase agreements, the junior subordinated debentures referred to in Section 4.01(a)(ii)(F), Section 4.05(f) or as set forth in the Seacoast Disclosure Schedule, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of Seacoast or any Seacoast Subsidiary to engage in any type of banking or bank-related business permissible under law.

               (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been made available to Sovereign on or before the date hereof, are listed on the Seacoast Disclosure Schedule and are in full force and effect on the date hereof and neither Seacoast nor any Seacoast Subsidiary (nor, to the knowledge of Seacoast, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as described in this Agreement or as set forth in the Seacoast Disclosure Schedule, (i) no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, (ii) none of the employees (including officers) of Seacoast or any Seacoast Subsidiary, possess the contractual right to terminate their employment as a result of the execution of this Agreement or upon completion of the Merger on the Effective Date, and each contract with any director, officer and employee is listed on the Seacoast Disclosure Schedule and such Schedule contains a true and correct summary of (x) severance and other benefits such individual would be entitled to receive upon termination of their employment for other than cause and (y) the provisions of any covenant not to compete, covenant not to solicit customers and covenant not to solicit employees, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Seacoast or any Seacoast Subsidiary is a party or under which Seacoast or any Seacoast Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Seacoast or any Seacoast Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Seacoast or any Seacoast Subsidiary to provide a benefit in the form of Seacoast Common Stock or determined by reference to the value of Seacoast Common Stock.

          Section 2.09 Ownership of Property; Insurance Coverage.

               (a) Seacoast and the Seacoast Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Seacoast or any Seacoast Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Seacoast Regulatory Reports and in the Seacoast Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith, (ii) items permitted under Article IV of this Agreement, (iii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (v) as reflected on the consolidated statement of financial condition of Seacoast as of September 30, 2003 included in Seacoast’s Securities Documents. Seacoast and the Seacoast Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Seacoast and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Seacoast Financials.

               (b) With respect to all agreements pursuant to which Seacoast or any Seacoast Subsidiary has purchased securities subject to an agreement to resell, if any, Seacoast or such Seacoast Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c) Seacoast and the Seacoast Subsidiaries currently maintain insurance considered by Seacoast to be reasonably prudent for their respective operations in accordance with industry practice. Neither Seacoast nor any Seacoast Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Seacoast or a Seacoast Bank under such policies during the past two (2) years with respect to any potential material claims. All such insurance is valid and enforceable and in full force and effect, and within the last three years Seacoast and each Seacoast Bank has received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any claims submitted under any of their insurance policies.

          Section 2.10 Legal Proceedings. Except as set forth in the Seacoast Disclosure Schedule, neither Seacoast nor any Seacoast Subsidiary is a party to any, and there are no pending or, to the best of Seacoast’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Seacoast or any Seacoast Subsidiary or (ii) which could adversely affect the ability of Seacoast to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Seacoast.

          Section 2.11 Compliance With Applicable Law.

               (a) Seacoast and Seacoast Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses as presently conducted under, and have complied in all respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them.

               (b) Except as disclosed on the Seacoast Disclosure Schedule, (i) Seacoast and each Seacoast Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) since December 31, 2001, no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Seacoast or any Seacoast Subsidiary or required or threatened to require Seacoast or any Seacoast Subsidiary to enter into a cease and desist order or memorandum of understanding with it; and (iii) since December 31, 2001, no Regulatory Authority has restricted or limited the operations of Seacoast or any Seacoast Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Seacoast nor any Seacoast Subsidiary has consented to or entered into any Regulatory Agreement. Seacoast received a rating of at least “Satisfactory” in connection with its last CRA examination.

          Section 2.12 ERISA. Seacoast has previously made available to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, defined benefit pension plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plans or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Seacoast Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Seacoast or any Seacoast Subsidiary (but not Abington or any Subsidiary of Abington), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a) or which are self-insured or self-funded employee benefit plans within the meaning of ERISA Section 3(3), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings (other than determination letters) and most recent determination letters and any pending request for a determination letter pertaining to any such plans. Neither Seacoast, any Seacoast Subsidiary, nor any employee benefit pension plan (as defined in ERISA Section 3(2)) maintained by Seacoast or any Seacoast Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including any liability to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any employee benefit pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Seacoast, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plans, calculated on a plan termination basis (using appropriate or required annuity purchase rates and lump-sum distribution assumptions), based on the plan’s most recent valuation date and determined as of such date, did not exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Seacoast nor any Seacoast Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Seacoast or any Seacoast Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Seacoast. Seacoast and the Seacoast Subsidiaries provide continuation coverage under group health plans for separating employees and “qualified beneficiaries” in material compliance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

          Section 2.13 Brokers, Finders and Financial Advisors; Fairness Opinion. Except for Seacoast’s engagement of Ryan, Beck & Co. LLC (“Ryan, Beck”) in connection with transactions contemplated by this Agreement and the Abington Merger Agreement, or as otherwise set forth on the Seacoast Disclosure Schedule, neither Seacoast nor any Seacoast Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Seacoast Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Seacoast Financials. The engagement letters between Seacoast and Ryan, Beck relating to Ryan, Beck’s engagement as Seacoast’s financial advisor in connection with the transactions contemplated by this Agreement and the Abington Merger Agreement have been made available to Sovereign. Ryan, Beck has provided Seacoast with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of Seacoast, the Applicable Exchange Ratio is fair to stockholders of Seacoast in the Merger from a financial point of view.

          Section 2.14 Environmental Matters. To the knowledge of Seacoast, except as set forth on the Seacoast Disclosure Schedule, neither Seacoast nor any Seacoast Subsidiary, nor any properties operated by Seacoast or any Seacoast Subsidiary during Seacoast’s use or ownership has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or, to the knowledge of Seacoast, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Seacoast, overtly threatened, relating to the liability of any property owned or operated by Seacoast or any Seacoast Subsidiary under any Environmental Law. Seacoast has previously made available to Sovereign copies of any and all environmental reports, studies, assessments and information regarding underground storage tanks relating to the environmental condition of any property owned or operated by Seacoast or any of its Subsidiaries.

          Section 2.15 Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the Seacoast Regulatory Reports each has been, and will be, established in compliance with the requirements of all applicable regulatory criteria, and the allowance for loan losses shown, and to be shown, on the balance sheets contained in the Seacoast Financials have been, and will be, established in compliance with the applicable requirements of GAAP.

          Section 2.16 Information to be Supplied. The information to be supplied by Seacoast and each Seacoast Bank for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and each amendment or supplement thereto, if any, and/or any information Seacoast filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to stockholders of Seacoast and up to and including the date of the meeting of stockholders of Seacoast to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Seacoast for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

          Section 2.17 Securities Documents. The Securities Documents filed or to be filed by Seacoast under the Exchange Act at any time since December 31, 2002 complied, at the time filed with the SEC, in all respects, with the Exchange Act and all applicable rules and regulations of the SEC.

          Section 2.18 Related Party Transactions. Except as disclosed in the Securities Documents filed by Seacoast, in the footnotes to the Seacoast Financials, or in the Seacoast Disclosure Schedule, Seacoast is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Seacoast (except a Seacoast Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of Seacoast is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Seacoast nor a Seacoast Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by a Seacoast Bank is inappropriate.

          Section 2.19 Loans. Each loan reflected as an asset in the Seacoast Financial Statements (i) is evidenced in all respects in accordance with customary lending standards in the ordinary course of business, and (ii) to the knowledge of Seacoast, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to the affecting creditors’ rights or by general equity principles or FDIA Limitations).

          Section 2.20 Takeover Laws. Assuming the accuracy of the representation and warrant of Sovereign contained in Section 3.18, Seacoast has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover laws and regulations of any jurisdiction (collectively, the “Takeover Laws”), including, without limitation, the provisions of MGL Chapter 110F of the MBCL.

          Section 2.21 Labor and Employment Matters. To the knowledge of Seacoast, neither Seacoast nor any Seacoast Subsidiary, nor any facilities owned or operated by Seacoast or any Seacoast Subsidiary has been or is in violation of or is liable under any Labor and Employment Law, which violation or liability, individually or in the aggregate, resulted in, or will result in, a Material Adverse Effect with respect to Seacoast. Except as disclosed in the Seacoast Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or, to the knowledge of Seacoast, investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of Seacoast threatened, relating to the liability of Seacoast or any Seacoast Subsidiary under any Labor and Employment Law.

          Section 2.22 Risk Management Instruments. Neither Seacoast nor any of the Seacoast Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking principles and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of Seacoast or any of the Seacoast Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. Seacoast and the Seacoast Subsidiaries have duly performed in all respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Seacoast’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Seacoast.

          Section 2.23 Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Neither Seacoast nor any Seacoast Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, which would cause any Seacoast Bank (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) to be deemed to be operating in violation in any respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (iii) to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by any Seacoast Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of each Seacoast Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respects by any Regulatory Authority and that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

          Section 2.24 Credit Card Accounts. Neither Seacoast nor any Seacoast Subsidiary originates, maintains or administers credit card accounts.

          Section 2.25 Merchant Processing. Neither Seacoast nor any Seacoast Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

          Section 2.26 Agreements with Regulatory Authorities. Neither Seacoast nor any Seacoast Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request of suggestion of any Regulatory Authority or other governmental entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their subsidiaries (each item in this sentence, whether or not set forth in the Seacoast Disclosure Schedule, a “Seacoast Regulatory Agreement”), nor has Seacoast or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Authority or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Seacoast Regulatory Agreement.

          Section 2.27 Completion of Merger with Abington. To the best of Seacoast’s knowledge, after consultation with Abington’s outside counsel, and those Seacoast employees primarily responsible for performing due diligence with respect to Abington and for monitoring Abington’s affairs, as of the date hereof, (i) the representations and warranties made in the Abington Merger Agreement and related disclosure schedules were true and correct as of the date of the Abington Merger Agreement (except that representations and warranties that by their terms speak as of some other date were true and correct as of such date) and are true and correct on the date hereof, (ii) the covenants and other agreements set forth in the Abington Merger Agreement have not been breached as of the date hereof, and (iii) both parties will be able to satisfy the conditions precedent to closing set forth in the Abington Merger Agreement.

          Section 2.28 Quality of Representations. The representations made by Seacoast in this Agreement are true, correct and complete in all respects and do not omit statements necessary to make the representations not misleading under the circumstances.

          Section 2.29 Standard. No representation or warranty of Seacoast contained in Article II shall be deemed untrue or incorrect, and Seacoast shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article II, has had or is reasonably likely to have a Material Adverse Effect on Seacoast.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

          Sovereign hereby represents and warrants to Seacoast that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to Seacoast on or prior to the date hereof:

          Section 3.01 Organization.

               (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware, New Jersey, Massachusetts, Connecticut, Rhode Island, and New Hampshire.

               (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

               (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

               (d) The respective minute books of Sovereign and Sovereign Bank accurately reflect all material corporate action of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

               (e) Prior to the execution of this Agreement, Sovereign has made available to Seacoast true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

          Section 3.02 Capital Structure.

               (a) The authorized capital stock of Sovereign consists of (a) 400,000,000 shares of common stock, no par value (“Sovereign Common Stock”), of which, at the date of this Agreement, 1,445,818 shares were issued and held by Sovereign as treasury stock and 293,225,828 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire shares of Sovereign Common Stock authorized under Sovereign’s employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, (iii) securities issued by Sovereign Capital Trust I, (iv) securities issued by Sovereign Capital Trust III, and (v) the deemed rights to acquire Sovereign Common Stock possessed by the holders of the common stock of First Essex Bancorp, Inc. under the Agreement and Plan of Merger by and among Sovereign, Sovereign Merger Sub, Inc. and First Essex Bancorp, Inc.

               (b) To the best of Sovereign’s knowledge, except as disclosed in Sovereign’s proxy statement dated March 21, 2003 or in any subsequent Schedule 13D or 13G filed with the SEC, no person or “group” (as that term is used in Section 13(d)(3) of the

Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

               (c) Except as disclosed in the Sovereign Disclosure Schedule, Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

          Section 3.03 Authority; No Violation.

               (a) Sovereign has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby subject to receipt of all necessary approvals of Governmental Authorities. Sovereign Bank has requisite corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger subject to receipt of all necessary approvals of Governmental Authorities. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign, and no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles or FDIA Limitations). The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

               (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Seacoast’s and Sovereign’s compliance with any conditions contained therein (including the expiration of related waiting periods), the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any other Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any other

Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be subject.

          Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS, the MDB, the MBBI, the MHPF, the MDIF, the NYSE, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties other than Sovereign or its Affiliates are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Sovereign or Sovereign Bank to complete the transactions contemplated by this Agreement.

          Section 3.05 Financial Statements.

               (a) Sovereign has previously made available, or will make available, to Seacoast, the Sovereign Regulatory Reports available to Seacoast for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or will fairly present in all respects, the financial position, results of operations, and changes in stockholders’ equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

               (b) Sovereign has previously made available, or will make available, to Seacoast the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein.

               (c) At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports, neither Sovereign nor Sovereign Bank has any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or Sovereign Regulatory Reports or in the footnotes thereto which are not appropriately reflected or reserved against therein or appropriately disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

          Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (taking into account any extensions of time within which to file which have not expired) (all such returns being or will be true and complete in all respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since September 30, 2003.

          Section 3.08 Ownership of Property; Insurance Coverage.

               (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iv) such imperfections of title, easements and encumbrances , if any, as are not material in character, amount or extent and (v) as reflected on the consolidated statement of financial condition of Sovereign as of September 30, 2003 included in Sovereign’s Securities Documents . Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

               (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonably prudent for their respective operations in accordance with industry practice. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance (except with respect to directors and officers liability insurance and employment law liability insurance) will be substantially increased. All such insurance is in full force and effect.

          Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, or (ii) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

          Section 3.10 Compliance With Applicable Law.

               (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses as presently conducted under, and have complied in all respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them.

               (b) Except as disclosed on the Sovereign Disclosure Schedule, (i) Sovereign and each Sovereign Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) since December 31, 2001, no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary or required or threatened to require Sovereign or any Sovereign Subsidiary to enter into a cease and desist order or memorandum of understanding with it and (iii) since December 31, 2001, no Regulatory authority has restricted or limited the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Sovereign nor any Sovereign Subsidiary is a party to any Regulatory Agreement. Sovereign received a rating of at least “Satisfactory” in connection with its last CRA examination.

          Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and each amendment or supplement thereto, if any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to stockholders of Seacoast and up to and including the date of the meeting of stockholders of Seacoast to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all aspects.

          Section 3.12 ERISA. Sovereign has previously made available to Seacoast true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

          Section 3.13 Securities Documents. The Securities Documents filed or to be filed by Sovereign under the Exchange Act at any time since December 31, 2002 complied, at the time filed with the SEC, in all respects, with the Exchange Act and the applicable rules and regulations of the SEC.

          Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign’s use or ownership has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or, to the knowledge of Sovereign, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, overtly threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

          Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports each has been, and will be, established in accordance with the requirements of all applicable regulatory criteria, and the allowance for loan losses, shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in compliance with the applicable requirements of GAAP.

          Section 3.16 Loans. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced in all respects in accordance with customary lending standards in the ordinary course of business, and (ii) to the knowledge of Sovereign, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles or the FDIA Limitations).

          Section 3.17 Continuity of Business Enterprise. It is the present intent of Sovereign that, following the Merger, Sovereign will continue the historic business of Seacoast or use a significant portion of Seacoast’s historic business assets in a business, in each case within the meaning of Treasury Reg. § 1.368-1(d).

          Section 3.18 No Seacoast Capital Stock. Neither Sovereign nor any Sovereign Subsidiary beneficially owns, directly or indirectly, any shares of Seacoast Common Stock, or any options, warrants or other rights to acquire any Seacoast Common Stock, except pursuant to the Merger as contemplated in this Agreement.

          Section 3.19 Regulatory Capital. Neither Sovereign nor Sovereign Bank is subject to any capital requirements other than those required by applicable Regulatory Authorities or under applicable federal regulations and as disclosed in Note 17 to Sovereign’s audited consolidated financial statements as of December 31, 2002 and for the three years ended December 31, 2002 included in Sovereign’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Sovereign and Sovereign Bank meet or exceed all applicable regulatory capital requirements, and Sovereign Bank is deemed “well capitalized” under such regulatory requirements.

          Section 3.20 Agreements with Regulatory Authorities. Neither Sovereign nor any Sovereign Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been sine January 1, 2003, a recipient of any supervisory letter from, or sine January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their subsidiaries (each item in this sentence, whether or not set forth in the Sovereign Disclosure Schedule, a “Sovereign Regulatory Agreement”), nor has Sovereign or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Authority or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Sovereign Regulatory Agreement.

          Section 3.21 Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Neither Sovereign nor Sovereign Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, which would cause Sovereign Bank (i) to be deemed not to be in satisfactory compliance in any respect with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) to be deemed to be operating in violation in any respect of the USA Patriot Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Sovereign Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Sovereign Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respects by any Regulatory Authority and that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

          Section 3.22 No Brokers. No action has been taken by Sovereign or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or similar payment with respect to the transactions contemplated hereby.

          Section 3.23 Tax Matters. As of the date hereof, Sovereign does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

          Section 3.24 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all respects and do not omit statements necessary to make the representations not misleading under the circumstances.

          Section 3.25 Standard. No representation or warranty of Sovereign contained in this Article III shall be deemed untrue or incorrect, and Sovereign shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect on Sovereign.

ARTICLE IV

COVENANTS OF THE PARTIES

          Section 4.01 Conduct of Seacoast’s Business.

               (a) From the date of this Agreement to the Closing Date, Seacoast and each Seacoast Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise permitted or required by this Agreement or as otherwise required under the Abington Merger Agreement or consented to in writing by Sovereign. Seacoast will use its reasonable good faith efforts, and will cause the Seacoast Banks to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, (iii) preserve for itself the goodwill of customers of Seacoast and Seacoast Subsidiaries and others with whom business relationships exist, and (iv) perform under and close the proposed transaction with Abington. From the date hereof to the Effective Time, except as (i) expressly contemplated by this Agreement, (ii) contractually required by, or with the consent of Sovereign to the extent permitted under, the terms of the Abington Merger Agreement, or (iii) as otherwise consented to or approved by Sovereign through a representative designated in writing by Sovereign, Seacoast will not, and Seacoast will not permit any Seacoast Subsidiary to:

          (i) amend or change any provision of its articles of organization, charter, or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, except as contemplated by Section 4.10 of this Agreement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Seacoast may issue shares of Seacoast Common Stock to the shareholders and directors of Abington as contemplated under the Abington Merger Agreement and upon the valid exercise of outstanding options to acquire Seacoast Common Stock under the Seacoast Stock Option Plans (and may receive payment for the exercise price for such options in the form of a net exercise or other shares of Seacoast Common Stock), or pursuant to written stock option agreements set forth in the Seacoast Disclosure Schedule, in accordance with Section 4.10 of this Agreement; (B) Seacoast may issue options to acquire Seacoast Common Stock in exchange for options to acquire the common stock of Abington as contemplated under the Abington Merger Agreement and Seacoast may issue shares of Seacoast Common Stock upon the valid exercise of the options to acquire Seacoast Common Stock issued in such exchange (and may receive payment for the exercise price for such options in the form of a net exercise or other shares of Seacoast Common Stock) to the extent permitted by Seacoast’s or Abington’s applicable option plan; (C) Seacoast may pay a regular quarterly cash dividend to stockholders in an amount not to exceed the dividend per share paid to Seacoast shareholders in the fiscal quarter ended December 31, 2003, plus $.01 per share (the “Quarterly Per Share Dividend Amount”) in the ordinary course of business consistent with past practice; (D) dividends from wholly-owned Subsidiaries to Seacoast or another wholly-owned Subsidiary of Seacoast; (E) subject to applicable regulatory restrictions, if any, the Seacoast Banks may pay a cash dividend, in the aggregate, sufficient to fund any dividend or other obligation by Seacoast permitted hereunder; (F) Seacoast or an Affiliate thereof (which may be a Subsidiary created solely for such purpose) may issue up to $20 million in trust preferred securities or other capital instrument, if reasonably necessary in the good faith determination of Seacoast to complete the transactions contemplated by the Abington Merger Agreement but only after consultation with Sovereign and after providing Sovereign with a right of first negotiation for the purchase of such securities or capital instruments (which right of first negotiation shall not, without Seacoast’s consent, exceed ten (10) Business Days); and (G) Seacoast may pay a pro rata cash dividend to Seacoast stockholders in the quarter in which the Effective Date occurs, which pro rata dividend will not exceed, on a per share basis, an amount equal to the product of (a) the Quarterly Per Share Dividend Amount and (b) a fraction, the numerator of which is the number of days from the first day of the calendar quarter in which the Effective Date occurs to the Effective Date and the denominator of which is the total number of days in such quarter.

          (iii) grant any severance or termination pay (other than pursuant to written policies or agreements of Seacoast or Seacoast Subsidiaries in effect on the date hereof and listed on the Seacoast Disclosure Schedule, as contemplated by this Agreement, or as otherwise agreed to in writing by Sovereign and Seacoast) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Seacoast or any Seacoast Subsidiary, except for (i) routine periodic increases, individually and in the aggregate, in accordance with past practice, (ii) other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date hereof and as set forth on the Seacoast Disclosure Schedules; provided, however, that Seacoast or any Seacoast Subsidiary may provide bonus payments for the period beginning January 1, 2003 and ended December 31, 2003 in the ordinary course of business consistent with past practices and Seacoast or any Seacoast Subsidiary may provide bonus payments for the period beginning January 1, 2004 and ending on the Effective Date in accordance with the provisions of Section 4.10(a)(viii) hereof;

          (iv) merge or consolidate Seacoast or any Seacoast Subsidiary with any other corporation other than Seacoast or a Seacoast Subsidiary; sell or lease all or any substantial portion of the assets or business of Seacoast or any Seacoast Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization (other than by way of foreclosures or acquisitions or control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) and other than in connection with the collection of any loan or credit arrangement between any Seacoast Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities except in the ordinary course of business consistent with past practice; permit the revocation or surrender by any Seacoast Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (v) sell or otherwise dispose of the capital stock of the Seacoast Banks, or sell or otherwise dispose of any asset of Seacoast or of any Seacoast Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Seacoast or of any Seacoast Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, advances from the Federal Home Loan Bank of Boston, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except for advances from the Federal Home Loan Bank of Boston or otherwise in the ordinary course of business consistent with past practice;

          (vi) knowingly, take any action which would result in any of the representations and warranties of Seacoast set forth in this Agreement or the Abington Merger Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

          (vii) implement or adopt any change in a method, practice or principle of accounting, except as may be required from time to time by law or GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Seacoast or the Seacoast Banks;

          (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Seacoast or any Seacoast Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (ix) implement any employee benefit plan within the meaning of ERISA Section 3(3) including, but not limited to, pension, retirement, profit sharing, bonus, severance, welfare benefit or similar plan or arrangement, whether qualified or unqualified, which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that nothing herein shall prohibit Seacoast from (i) making contributions to any employee benefit plan through the Effective Date in accordance with its terms and in the ordinary course of business, consistent with past practice or (ii) amending the provisions of the Seacoast stock option plans and related stock option agreements to permit a director of Seacoast to exercise any vested (as of the Effective Time) outstanding stock options for a period of one year from the date of such director’s termination of service as a director of Seacoast;

          (x) purchase any security for its investment portfolio not rated “AA” or higher by Standard & Poor’s Corporation or “A2” or higher by Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities, except in the ordinary course of business consistent with past practice;

          (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $5,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $2,500,000, except for any commitment disclosed on the Seacoast Disclosure Schedule;

          (xii) except as set forth on the Seacoast Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

          (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement except in the ordinary course of business consistent with past practice;

          (xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement except in the ordinary course of business consistent with past practice;

          (xv) make any charitable contributions to any person in excess of $450,000 in the aggregate prior to the Effective Date;

          (xvi) except as set forth in the Seacoast Disclosure Schedule, amend or modify the Abington Merger Agreement or waive or release any obligation of Abington or consent to any act or omission by Abington not otherwise required under the Abington Merger Agreement; or

               (xvii) agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Seacoast or any Seacoast Subsidiary to do any of the following: (i) make any capital expenditure exceeding $500,000 individually or in the aggregate not disclosed on Seacoast Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than sales of mortgage loans in the ordinary course of business consistent with past practice, sales of other loans in amounts not exceeding $1,000,000 in the ordinary course of business consistent with past practice, pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Seacoast or a Seacoast Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Seacoast or any Seacoast Subsidiary of more than $500,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof which is not terminable by Seacoast upon sixty (60) days’ notice without premium or penalty.

          Section 4.02 Access; Confidentiality.

               (a) Subject to applicable laws relating to the exchange of information, from the date of this Agreement through the Closing Date, Seacoast or Sovereign, as the case may be, shall afford to, and shall cause each Seacoast Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Seacoast and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

               (b) Seacoast and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Seacoast shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts with respect to any loan in excess of $1,000,000, investments (in each case with a purchase price in the aggregate in excess of $3,000,000), derivatives, and other asset/liability activities of Seacoast and the Seacoast Subsidiaries (other than Federal Home Loan Bank advances of no more than $10,000,000), provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters.

               (d) In addition to the access permitted by subparagraphs (a) and (c) above, from the date of this Agreement through the Closing Date, Seacoast, to the extent permissible under the Abington Merger Agreement or related confidentiality agreement, shall use its reasonable best efforts to provide access to Sovereign to the financial and operating data and other information with respect to the property, assets, books and records, and personnel of Abington and to the extent not permissible, use commercially reasonably efforts to obtain such permission.

               (e) Prior to the Effective Time, Seacoast and Sovereign shall hold in confidence all confidential information of the other party on the terms and subject to the conditions contained in the Confidentiality Agreement dated December 30, 2003. If the transactions contemplated by this Agreement shall not be completed, Seacoast and Sovereign will continue to comply with the terms of such confidentiality agreement.

          Section 4.03 Regulatory Matters and Consents.

               (a) Sovereign agrees to prepare a registration statement on Form S-4 or other applicable form (the “Prospectus/Proxy Statement”) to be filed by Sovereign with the SEC in connection with the issuance of Sovereign Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seacoast constituting a part thereof and all related documents). Seacoast shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Seacoast, and its legal, financial and accounting advisors, shall have the right to review in advance such Prospectus/Proxy Statement prior to its filing. Seacoast agrees to cooperate with Sovereign and Sovereign’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Prospectus/Proxy Statement. Provided that Seacoast has cooperated as described above, Sovereign agrees to file, or cause to be filed, the Prospectus/Proxy Statement with the SEC as promptly as reasonably practicable but not later than sixty (60) days, after the date of this Agreement. Each of Seacoast and Sovereign agrees to use its reasonable best efforts to cause the Prospectus/Proxy Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Sovereign also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Prospectus/Proxy Statement is declared effective under the Securities Act, Seacoast shall promptly mail at its expense the Prospectus/Proxy Statement to its stockholders.

               (b) Each of Seacoast and Sovereign agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Prospectus/Proxy Statement shall, at the time the Prospectus/Proxy Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of Seacoast Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading at the time and in light of the circumstances under which such statement is made. Each of Seacoast and Sovereign further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

               (c) Sovereign agrees to advise Seacoast, promptly after Sovereign receives notice thereof, of the time when the Prospectus/Proxy Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Sovereign Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Sovereign is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Prospectus/Proxy Statement or for additional information or of any comments provided to Seacoast by the SEC in regard to the Prospectus/Proxy Statement or Registration Statement. Each of Sovereign and Seacoast shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Prospectus/Proxy Statement or Registration Statement prior to the filing of such with the SEC.

               (d) Sovereign and Seacoast and their respective Subsidiaries shall cooperate and use their respective best efforts to prepare all Applications to Regulatory Authorities and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement and any initial filings with Regulatory Authorities shall be made by Sovereign as soon as reasonably practicable after the execution hereof, but not later than forty-five (45) days after the date of this Agreement. Each of Sovereign and Seacoast shall cooperate and provide the other party with reasonable opportunity to review and comment on any such Applications (and any amendments or supplement thereto) prior to filing such with the applicable Regulatory Authority.

               (e) Seacoast will furnish Sovereign with all information concerning Seacoast and Seacoast Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

               (f) Sovereign and Seacoast shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws related to the exchange of information, all information which appears in any filing made with or written materials submitted to any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and by the Abington Merger Agreement and related Abington Bank plan of mergers and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

               (g) Each party will promptly furnish the other party with copies of all written communications to, or received by it or any Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby or by the Abington Merger Agreement, except as may be restricted by such agreement or by any related confidentiality agreement.

               (h) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officer and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

          Section 4.04 Taking of Necessary Action. Sovereign and Seacoast shall each use commercially reasonable efforts in good faith, and each of them shall cause its Subsidiaries to use their commercially reasonable efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using commercially reasonable efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Seacoast nor any Seacoast Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or Seacoast or from exercising its rights under this Agreement. Seacoast and the Seacoast Banks shall use commercially reasonable efforts so as to permit the completion of the Abington Merger as soon as practicable after the date hereof and prior to the Effective Time.

          Section 4.05 Certain Agreements.

               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Seacoast or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seacoast, any of the Seacoast’s Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by the MBCL and the articles of organization and bylaws of Seacoast. For a period of six (6) years after the Effective Date, Sovereign (the “Indemnifying Party”) shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Seacoast and any Seacoast Subsidiary, against (i) all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or incurred in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, fiduciary, agent or employee (an “Indemnified Party”) of Seacoast or any Seacoast Subsidiary, or is or was serving at the request of Seacoast or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the negotiation, execution and performance of this Agreement or the transactions contemplated hereby, to, in the case both (i) and (ii), the fullest extent as such officer, director, fiduciary, agent or employee would be entitled to be indemnified by Seacoast or any Seacoast Subsidiary as of the date hereof under law and under its articles of organization or bylaws or in any contract of indemnification in existence on the date hereof, including the right to advancement of expenses. Nothing set forth in this Section 4.05(a) shall be construed to eliminate, rescind, or cancel any rights which Seacoast directors have to exculpation or otherwise under Seacoast’s articles of organization or applicable law.

               (b) Any Indemnified Party wishing to claim indemnification under this Section 4.05(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

               (c) Prior to the Effective Time, Seacoast, in consultation with Sovereign, shall purchase an extended reporting period endorsement under Seacoast’s existing directors’

and officers’ liability insurance policy (or a policy providing comparable coverage amounts and terms) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Seacoast be permitted to expend, in order to provide insurance coverage pursuant to this Section 4.05(c), more than $500,000 (the “Maximum Amount”). If the amount necessary to procure such insurance coverage exceeds the Maximum Amount, Seacoast and Sovereign shall use reasonable efforts to secure and maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a total cost equal to the Maximum Amount. Sovereign shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

               (d) If Sovereign or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Sovereign shall assume the obligations set forth in this Section 4.05.

               (e) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts (including any tax indemnification provisions thereof), “tin parachutes,” supplemental executive retirement plans (i.e. “SERPs”), special termination agreements, supplemental retirement plans or agreements, deferred compensation plans and agreements, severance and incentive plans disclosed in the Seacoast Disclosure Schedule, including the Merger Severance Benefits Program, but only to the extent such Program is not inconsistent with the terms of Section 4.10 hereof. Seacoast shall cooperate with Sovereign and use its reasonable best efforts to secure the agreement of its employees to take such action as shall be necessary and appropriate to decrease (or potentially eliminate) the amount of compensation expense which might otherwise be nondeductible by Sovereign pursuant to the provisions of IRC Section 4999 with respect to such payments to such employees. Under no circumstances shall Seacoast or any Seacoast Subsidiary, or any such Seacoast employee or any Seacoast Subsidiary employee, be required, as a condition of continued employment or otherwise, to agree to modify the terms of any such employee’s existing agreements with Seacoast or any Seacoast Subsidiary. Sovereign acknowledges that the closing of the transaction contemplated by this Agreement will constitute a “change in control” under such plans, policies and agreements and that in addition to payments due other employees of Seacoast or a Seacoast Subsidiary, all change-in-control amounts listed on the Benefits Schedule to the five senior executive officers of Seacoast and the chief executive officer of Abington will be paid out at the Effective Time.

               (f) Effective with the Effective Date, Sovereign shall cause Sovereign Bank to assume Seacoast Bank’s $55 million principal amount of 8.50% Fixed Rate Junior Subordinated Debentures due June 30, 2032, if required by the terms thereof together with all of Seacoast’s obligations under related trust indentures, and shall take all action necessary or appropriate in accordance therewith, including, if required by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

               (g) Sovereign agrees that for five (5) calendar years beginning January 1, 2005, Sovereign shall make or cause to be made charitable contributions, up to a maximum of $450,000 per year, to charitable organizations operating in the communities Seacoast serves as of the date of this Agreement; provided, however, Sovereign shall not be required to make aggregate charitable contributions under this Section 4.05(g) in excess of $2,250,000. Sovereign shall consult with the Seacoast Advisory Board with respect to the organizations eligible to receive charitable contributions and the amounts thereof under this Section 4.05(g). Seacoast shall make the charitable contribution required by this subsection for 2004 prior to the Effective Date.

               (h) Sovereign agrees that (i) for one (1) year after the Effective Date, Sovereign shall maintain the present corporate headquarters of Seacoast as a regional headquarters for Sovereign or Sovereign Bank and (ii) Nantucket Bank shall initially be operated as a separate division of Sovereign Bank, with a name and in a manner reasonably designed to preserve its identity and goodwill in its local marketplace.

               (i) In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

          Section 4.06 No Other Bids and Related Matters.

               (a) Except as provided in Sections 4.06(b) and 4.06(c), Seacoast shall not and Seacoast shall not authorize or permit any of its directors, officers, employees, agents or representatives (including investment bankers or lawyers), to directly or indirectly (i) solicit, initiate or knowingly encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction, (ii) respond to any inquiry relating to an Acquisition Transaction, (iii) recommend or endorse an Acquisition Transaction, (iv) participate in any discussions or negotiations regarding an Acquisition Transaction, (v) provide any third party (other than Sovereign or an Affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction, (vi) enter into a letter of intent, agreement in principal, or other agreement with any other party with respect to an Acquisition Transaction, or (vii) fail to recommend or otherwise support the Merger to Seacoast stockholders.

               (b) Notwithstanding anything in Section 4.06 to the contrary, Seacoast or its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a proposed Acquisition Transaction or (ii) respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written proposal for an Acquisition Transaction by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (ii) above:

          (A) Seacoast’s stockholders meeting to vote on the adoption of this Agreement shall not have occurred,

          (B) Seacoast shall have complied in all material respects with each other provision of this Section 4.06,

          (C) Seacoast’s Board of Directors, after consultation with Seacoast’s outside legal counsel, determines, in good faith, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, and

          (D) (aa) Seacoast has received an unsolicited bona fide written proposal for an Acquisition Transaction from a third party, and its Board of Directors concludes, in good faith, after consultation with Seacoast’s outside legal counsel and financial advisors, that the proposal contemplated by this Section 4.06(b)(ii) would reasonably be expected to lead to a Superior Proposal, and (bb) prior to providing any information or data to any person in connection with a proposal for an Acquisition Transaction by any such person, Seacoast’s Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those set forth in the Confidentiality Agreement signed by Sovereign.

               (c) Seacoast shall notify Sovereign as promptly as practicable (and in any event within 24 hours), of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, with particularity in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available documentation or correspondence). Seacoast shall promptly keep Sovereign informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

               (d) Notwithstanding anything in this Section 4.06 to the contrary, Seacoast or its Board of Directors shall be permitted to withdraw or effect a change in recommendation to Seacoast’s stockholders or recommend a proposal for an Acquisition Transaction, if and only to the extent that, in any such case:

          (A) The conditions in Section 4.06(b) have been satisfied, and

          (B) (aa) Seacoast has received an unsolicited bona fide written proposal for an Acquisition Transaction from a third party and its Board of Directors concludes, in good faith, in consultation with its investment banker and counsel, that such proposal is a Superior Proposal, (bb) Seacoast has notified Sovereign, at least seven (7) business days in advance, of the date upon which it intends to withdraw or effect a change in its recommendation to Seacoast’s stockholders or recommend such proposal to Seacoast’s stockholders specifying the material terms and conditions of such Superior Proposal and furnishing to Sovereign a copy of any relevant proposed transaction term sheets, letter of intent or agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, (cc) Seacoast prior to effecting such a withdrawal or change in recommendation or recommendation of such proposal, has caused its financial and legal advisors to negotiate with Sovereign in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (dd) Seacoast’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations, and has concluded in good faith, based upon consultation with its financial advisors and with Seacoast’s outside legal counsel, that such proposal for an Acquisition Transaction remains a Superior Proposal even after giving effect to the adjustments proposed by Sovereign.

               (e) Seacoast agrees that it (i) will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any possible Acquisition Transaction and (ii) will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible Acquisition Transaction. Seacoast agrees that it will use reasonable best efforts to promptly inform its respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 4.06.

               (f) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) made pursuant to clause (i) of Section 4.06(b) shall be deemed to constitute a change in recommendation unless the Board of Directors of Seacoast expressly reaffirms its recommendation of the Merger.

          Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would, or would be reasonably likely to, cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Seacoast shall promptly advise Sovereign of any change or event having a Material Effect on Abington or which it believes would, or would likely to, cause or constitute a material breach of any of the representations, warranties or covenants set forth in the Abington Merger Agreement. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

          Section 4.08 Current Information. Subject to any confidentiality provisions contained in the Abington Merger Agreement,

               (a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding the financial condition, operations and business and matters of the parties hereto and Abington and the completion of the transactions contemplated hereby and by the Abington Merger Agreement. Within fifteen (15) days after the end of each month, Seacoast will deliver to Sovereign a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month for Seacoast, and the comparable financial statements of Abington to the extent provided or available to Seacoast under the Abington Merger Agreement or otherwise by using commercially reasonable efforts.

               (b) Seacoast shall provide to Sovereign a copy of the minutes of any meeting of the Board of Directors of Seacoast or any Seacoast Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty-five (35) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date. Notwithstanding the preceding sentence, if Seacoast shall determine in good faith after a consultation with outside counsel that the provision of any minutes referred to in the preceding sentence would compromise Seacoast’s attorney/client privilege, attorney work product privilege or a similar privilege or that there is an actual or potential conflict of interest as between Sovereign and Seacoast with regard to a matter contained in such minutes or that applicable law prohibits the disclosure of such minutes (or any portion thereof) to Sovereign, then Seacoast shall provide Sovereign with a copy of such minutes with any such matters redacted.

          Section 4.09 Undertakings by Sovereign and Seacoast.

               (a) From and after the date of this Agreement, Seacoast shall:

                    (i) Voting by Directors. Use its reasonable efforts to cause all members of Seacoast’s Board of Directors to recommend to stockholders of Seacoast and otherwise support the Merger; provided that nothing in this Agreement shall prevent the Board of Seacoast from exercising its rights under Section 4.06 of this Agreement.

                    (ii) Approval of Bank Plan of Merger. Take all action necessary and appropriate to approve the Bank Plan of Merger as sole stockholder of the Seacoast Banks and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by the Seacoast Banks in accordance with applicable laws and regulations and as soon as practicable after consummation of the Merger;

                    (iii) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor mutually satisfactory to each of Sovereign and Seacoast in connection with the solicitation of Seacoast stockholder approval of this Agreement;

                    (iv) Outside Service Bureau Contracts. If requested to do so by Sovereign, use its reasonable commercial efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to any Seacoast or Seacoast Subsidiary (and to the extent permitted under the Abington Merger Agreement or otherwise upon the expenditure of reasonable commercial efforts, Abington) on terms and conditions mutually acceptable to Seacoast and Sovereign;

                    (v) Committee Meetings. Permit a representative of Sovereign, who is reasonably acceptable to Seacoast, to attend all committee meetings of the management of Seacoast and the Seacoast Banks, including, without limitation, any loan or asset/liability committee, to the extent not inconsistent with applicable law;

                    (vi) List of Nonperforming Assets. Subject to any confidentiality provisions contained in the Abington Merger Agreement, provide Sovereign, within ten (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such quarter for Seacoast and Abington;

                    (vii) Reserves, Merger-Related Costs and Other Matters. Prior to the Effective Time, to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation, real estate valuation, asset liability management and investment portfolio policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with Sovereign; provided, however, that no such modifications or changes need to be made prior to the satisfaction of the conditions set forth in Sections 5.01(d) and 5.01(k); and further provided that in any event, no accrual or reserve made by Seacoast or any of its Subsidiaries pursuant to this Section shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement or previously furnished financial statements or information and shall not be construed as concurrence of Seacoast or its management with any such adjustments. In the event that Seacoast or any of its Subsidiaries takes, at the request of Sovereign, any action pursuant to this Section 4.09(a)(vii), Sovereign shall reimburse Seacoast and its Subsidiaries for any fees, expenses and charges, and the costs of reversing any action taken if the Merger is not consummated other than as a result of termination of the Agreement (i) under Section 6.01(b), unless the failure of the occurrence specified therein shall be due to Sovereign’s failure to observe, in any material respect, agreements set forth in the Agreement required to be performed or observed by Sovereign on or before the Closing Date, (ii) by Seacoast under Section 6.01(d), (iii) by Sovereign under Section 6.01(e), or (iv) by Sovereign under Section 6.01(f) as a result of a breach by Seacoast of any material covenant or representation and warranty as provided therein;

                    (viii) Stockholders’ Meeting. Seacoast shall take all action necessary to properly call and convene a special meeting of its stockholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; except as provided in Section 4.06, the Board of Directors of Seacoast shall recommend that the stockholders of Seacoast, approve this Agreement and the transactions contemplated hereby; provided, however, that Seacoast shall be permitted to adjourn or temporarily postpone such special meeting of stockholders for such reasonable period of time as is necessary for it to complete the process set forth in Section 4.06(d);

                    (ix) Personnel Information. Deliver to Sovereign, if not done so heretofore, schedule(s) of all employees, including Abington employees (to the extent available and subject to any confidentiality provisions contained in the Abington Merger Agreement), including pertinent information concerning each such employee (other than medical-related records without the consent of the affected employee) as reasonably requested by Sovereign and sorted as reasonably requested by Sovereign; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; make available for inspection and copying by Sovereign all personnel records;

                    (x) Personnel Additions and Terminations. Hire or terminate any person with a title of vice president or higher other than jointly with Sovereign to extent not restricted by law;

                    (xi) Employment Policies. Deliver to Sovereign all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Sovereign with respect to such policies and practices and any others not covered by any such written materials; and

                    (xii) WARN Notices. Assist Sovereign as reasonably requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law.

               (b) From and after the date of this Agreement, Sovereign and Seacoast shall each:

                    (i) Identification of Seacoast’s Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be affiliates of Seacoast within the meaning of Rule 145 promulgated by the SEC under the Securities Act;

                    (ii) Public Announcements. Cooperate and use reasonable efforts to cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press releases related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including, without limitation, communications to stockholders; provided, however, that a party may, without the prior consent of the other party (but after consultation, to the extent practicable in the circumstances), issue a press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or the NYSE. Sovereign and Seacoast shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party;

                    (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered; and

                    (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents promptly after the filing thereof (except to the extent such Securities Documents are promptly available on the SEC’s EDGAR database).

          Section 4.10 Employee Benefits and Retention Bonuses.

               (a) Employee Benefits. On and after the Effective Date, the employee pension and welfare benefit plans of Sovereign and Seacoast (as well as any other plan of Seacoast providing for benefits not subject to ERISA) may, at Sovereign’s election and subject to the requirements of the IRC and the term of the plans, continue to be maintained separately, consolidated, frozen or terminated. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

                    (i) Sovereign Employee Stock Ownership Plan (“Sovereign ESOP”). Employees of Seacoast and Seacoast Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan. Employees of Seacoast and Seacoast Subsidiaries shall not receive past service credit for purposes of eligibility to participate or for vesting purposes under the Sovereign ESOP.

                    (ii) Sovereign 401(k) Retirement Plan (“Sovereign 401(k) Plan”). Employees of Seacoast and Seacoast Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall receive, for purposes of eligibility to participate or for vesting purposes under the Sovereign 401(k) Plan, credit for all service with Seacoast or a Seacoast Subsidiary credited to each such employee under Seacoast’s 401(k) Plan, Nantucket’s 401(k) Plan or Abington’s 401(k) Plan as of the Effective Date, and shall enter the Sovereign 401(k) Plan in accordance with its terms as soon as administratively feasible following completion of six (6) months of service (within the meaning of the Sovereign 401(k) Plan) with either Seacoast, a Seacoast Subsidiary or Sovereign, a Sovereign Subsidiary or both.

                    (iii) Seacoast Savings Plans (“Seacoast 401(k) Plans”). After the Effective Date, Sovereign shall amend the Seacoast 401(k) Plans to freeze participation and contributions under such plans. After the Effective Date, Sovereign will continue to maintain the individual participant accounts under the Seacoast 401(k) Plans. Thereafter, Sovereign shall have the right, but not the obligation, to combine the Seacoast 401(k)

Plans and the Sovereign 401(k) Plan on such terms as it deems appropriate and in accordance with applicable law.

                    (iv) Seacoast Employee Stock Ownership Plan (“Seacoast ESOP”). As of the Effective Date, the Seacoast ESOP shall be terminated. As soon as practicable following the execution of this Agreement, Seacoast shall file all necessary documents with the IRS for a favorable determination letter for the termination of the Seacoast ESOP as of the Effective Date. As soon as practicable after the receipt of a favorable determination letter for termination from the IRS, the account balances in the Seacoast ESOP, including any surplus in the suspense account after full payment of the ESOP loan and all Seacoast ESOP administrative expenses, shall be distributed to participants and beneficiaries in accordance with applicable law and the Seacoast ESOP. Prior to the Effective Date, contributions to, and payments on the loan of, the Seacoast ESOP shall be made consistent with past practices on the regularly scheduled payment dates; provided, however, that the Seacoast ESOP shall be amended to provide for allocation of surplus assets in the suspense account in the Seacoast ESOP in accordance with account balances of participants after payment of all Seacoast ESOP administrative expenses.

                    (v) Abington Employee Stock Ownership Plan (“Abington ESOP”). As of the Effective Date, the Abington ESOP shall be terminated. As soon as practicable following the execution of this Agreement, Abington shall file all necessary documents with the IRS for a favorable determination letter for the termination of the Abington ESOP as of the Effective Date. As soon as practicable after the receipt of a favorable determination letter for termination from the IRS, the account balances in the Abington ESOP, shall be distributed to participants and beneficiaries in accordance with applicable law and the Abington ESOP, after payment of all Abington ESOP administrative expenses. Prior to the Effective Date, contributions to the Abington ESOP shall be made consistent with past practices.

                    (vi) Seacoast Nonqualified Deferred Compensation Plans. On the date of, or prior to, the Closing Date, Seacoast will freeze participation and benefit accruals under any nonqualified deferred compensation plans set forth on the Seacoast Disclosure Schedule effective as of the Closing Date. The freezing of participation and benefit accruals under such nonqualified deferred compensation plans shall be effected in such a manner that no person receive redundant benefits or lose existing benefits. The intent of the preceding sentence is that affected employees of Seacoast and Seacoast Subsidiaries generally shall be entitled only to the benefits accrued under the Seacoast deferred compensation plans as of the Effective Date of the Merger. Any existing benefits accrued by a participant in such plan or plans shall continue to be paid in accordance with the terms of such plan or plans and any prior election by such participant with respect thereto.

                    (vii) Welfare Benefit Plans. After the Effective Date, the welfare benefit plans of Sovereign and Seacoast (and their respective subsidiaries) may, at Sovereign’s election, remain unchanged until the earlier of the date the contracts underlying such welfare benefit plans expire or December 31, 2004. Sovereign shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances and as may be permitted under applicable law. Employees of Seacoast and Seacoast Subsidiary who become employees of Sovereign or a Sovereign Subsidiary shall become participants in the Sovereign welfare benefit plans as soon as administratively feasible thereafter and shall be provided with benefits at least as favorable as benefits provided to similarly situated employees of Sovereign. In the event of any termination of or consolidation of a Seacoast welfare benefit plan with any Sovereign welfare benefit plan, all employees of Seacoast and Seacoast Subsidiaries who are eligible for continued coverage under the Seacoast welfare benefit plan shall have immediate coverage under any successor welfare benefit plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Notwithstanding anything contained herein to the contrary, if Sovereign elects, pursuant to this Section 4.10(a)(vii), to terminate any of the welfare benefit plans of Seacoast or a Seacoast Subsidiary prior to December 31, 2004, any deductibles, co-payments or other out-of-pocket expenses paid by a participant under any Seacoast or Seacoast Subsidiary medical or dental welfare benefit plan with respect to the period from January 1, 2004 through the date of termination of such Seacoast or Seacoast Subsidiary welfare benefit plan shall be credited towards the satisfaction of any like deductible, co-payment or other out-of-pocket expenses under the applicable Sovereign medical or dental welfare benefit plan. Sovereign shall provide welfare benefits to a retired employee of Seacoast or a Seacoast Subsidiary in accordance with the terms of any applicable agreement between Seacoast or a Seacoast Subsidiary and such retired employee.

                    (viii) Seacoast Bonus Plans and Arrangements. Seacoast may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Date, with such equitable modifications (including proration of bonus amounts) as may be appropriate to take into account the circumstances of the Merger and the timing thereof and the restrictions imposed in this Agreement; provided, however, that aggregate payments under Seacoast bonus plans and arrangements for the period beginning January 1, 2004 and ending on the Effective Date shall not exceed the amount set forth in the Seacoast Disclosure Schedule.

                    (ix) Nantucket Defined Benefit Pension Plan. Nantucket Bank shall continue to take action to complete the termination of its defined benefit pension plan and the distribution of benefits thereunder to participants and beneficiaries.

                    (x) Other Seacoast Plans. From the date of this Agreement through the Effective Date of the Merger, without the prior written consent of Sovereign and except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any other Seacoast plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, re-load stock options, and performance shares. Employees of Seacoast or a Seacoast Subsidiary shall receive past service credit for all purposes under Sovereign’s benefit plans (other than the Sovereign ESOP), including eligibility, vesting and other appropriate benefits (but not benefits accrued under any defined benefit plan).

                    (xi) Seacoast and Sovereign Vacation Time. Each employee of Seacoast or a Seacoast Subsidiary who remains an employee of Seacoast or a Seacoast Subsidiary, or Sovereign or a Sovereign Subsidiary, as applicable, until or after the Effective Date, shall be entitled to receive a cash payment equal to such employee’s accrued but unused Seacoast vacation time (determined as of the Effective Date) and accrued but unused Sovereign vacation time (from the Effective Date through the date of termination of employment) upon termination of employment with Seacoast or a Seacoast Subsidiary, or Sovereign or a Sovereign Subsidiary, as applicable. Each employee of Seacoast or a Seacoast Subsidiary who becomes an employee of Sovereign or a Sovereign Subsidiary shall receive, for purposes of Sovereign vacation policy, credit for all service with Seacoast or a Seacoast Subsidiary credited to each such employee under Seacoast’s vacation policy. The cash payment will be made on Sovereign’s next available payroll date following termination of employment.

                    (xii) Nothing in this subsection shall be construed as precluding Sovereign from amending or terminating any plan, program or arrangement following the Effective Date of the Merger.

               (b) Retention Bonuses. Each employee of Seacoast jointly designated in writing by Sovereign and Seacoast shall be entitled to receive a “retention” bonus from Seacoast, the Seacoast Banks, Sovereign or Sovereign Bank, as the case may be, in an amount to be mutually agreed upon in writing by Sovereign and the Chief Executive Officer of Seacoast, which amount shall not exceed $40,000 per employee or $600,000 in the aggregate for all employees, in the event that such employee remains an employee of Seacoast or a Seacoast Subsidiary, or Sovereign or a Sovereign Subsidiary, as applicable, until the Effective Date (or in certain cases, a date, after the Effective Date, that the systems conversion occurs or thereafter as determined by Sovereign) provided that such employee satisfactorily fulfills the duties and responsibilities of the position of such employee of Seacoast or a Seacoast Subsidiary, or Sovereign or a Sovereign Subsidiary, as the case may be, through the Effective Date and thereafter, if applicable. Retention bonuses shall not be payable to any Seacoast or Seacoast Subsidiary employee who is a party to an employment or other agreement that provides severance benefits in the event of a termination of employment following a change in control of Seacoast or a Seacoast Subsidiary.

               (c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide severance pay and benefits continuation, as set forth below, to any full-time, active employee of Seacoast whose employment is terminated hereafter in connection with the Merger up to twenty-four (24) months beyond the Effective Date, because (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position with no reduction in base pay, no adverse change in commission structure or scheduled hours, and where the employee is not required to commute more than 35 miles farther than the employee’s present commute, excluding any employee (i) who has an existing employment or consulting agreement with Seacoast or any Seacoast Subsidiary,(ii) who has accepted an offer from Sovereign of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Sovereign may reasonably require, including Sovereign’s customary form of release and provided such employee does not leave employment with Seacoast or Sovereign prior to the date the systems conversion occurs. The severance Pay to be provided by Sovereign under this subsection shall be determined in accordance with Seacoast’s Merger Severance Benefits Program or Abington’s Merger Severance Benefits Program, as the case may be. The benefits continuation shall be continuation of health and dental benefits and life insurance benefits after termination on the same terms and conditions as though the employee had remained an active employee of Sovereign for the period of time provided under the applicable merger severance benefits program. For purposes of this Section 4.10(c), “Cause” shall mean termination because of neglect of or refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of Sovereign or a Sovereign Subsidiary after written notice by Sovereign or a Sovereign Subsidiary to the employee; any material breach by the employee or any agreement to which the employee and Sovereign or a Sovereign Subsidiary are both parties; dishonesty with respect to Sovereign or a Sovereign Subsidiary or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of Sovereign or a Sovereign Subsidiary. The foregoing definition of Cause is in no way intended to limit or qualify the right of Sovereign or a Sovereign Subsidiary to terminate any person’s employment for any reason. The benefits provided to terminated Seacoast or Seacoast Subsidiary employees under this subsection are the only severance benefits payable by Seacoast or Seacoast Subsidiary to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law). The benefits payable to Seacoast or Seacoast Subsidiary employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign’s or a Sovereign Subsidiary’s severance policies or programs then in effect.

               (d) Termination Benefits. Seacoast shall use its reasonable best efforts to cause to be delivered to Sovereign within fifteen (15) Business Days following execution of this Agreement with respect to each of the top five (5) executive officers named on the Benefits Schedule included in the Seacoast Disclosure Schedule, the written acknowledgment of each such individual pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual’s name on such Benefits Schedule is the maximum amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other non-qualified pension benefit or welfare benefit plan maintained by Seacoast solely for the benefit of officers of Seacoast or Seacoast Subsidiaries assuming a termination of such individual’s employment on the Effective Date. Seacoast and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgment for each officer named herein reflect a good faith estimate of the maximum amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals’ compensation and benefit plans consistent with past practices for routine periodic increases and changes in tax rates and assumptions used in making such good faith estimates.

               (e) Intention Regarding Future Employment. Sovereign and Sovereign Bank shall use their reasonable best efforts to inform the employees of Seacoast at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued

employment with Sovereign Bank following the Effective Date and, where appropriate in Sovereign Bank’s judgment, it will consider for employment opportunities at Sovereign Bank such employees who would otherwise be terminated. Seacoast and Sovereign Bank shall make the decision to retain or terminate executive management of Seacoast and Seacoast Subsidiaries jointly with the Chief Executive Officer of Seacoast.

               (f) Outplacement Services. Sovereign shall make customary outplacement services and job counseling services available to all Seacoast employees (and for the avoidance of doubt, all former Abington employees after the closing of the Abington Merger), including executive officers, whose employment is terminated in connection with the Merger.

          Section 4.11 Change of Control Agreements. Prior to the first anniversary of the Effective Date, Sovereign shall enter into a change of control agreement with each Senior Vice President of Seacoast Bank who continues as and is then an employee of Sovereign or a Sovereign Subsidiary and who is currently a party to a change in control agreement with Seacoast. Such change of control agreement shall contain provisions that are comparable to the provisions in the current change of control agreement between each such Senior Vice President and Seacoast and/or Compass Bank and which has been disclosed in the Benefits Schedule.

          Section 4.12 Affiliate Letter. Seacoast shall use its reasonable best efforts to cause to be delivered to Sovereign, concurrently with the execution of this Agreement or within five (5) Business Days thereafter, the Letter Agreement attached hereto as Exhibit 1, executed by each director and executive officer of Seacoast.

          Section 4.13 Sovereign Rights Agreement. Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a “Distribution Date” under the terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

          Section 4.14 Advisory Board. On and after the Effective Date, Sovereign Bank shall maintain the Seacoast Advisory Board (the “Seacoast Advisory Board”), which shall consist of all members of the Seacoast Advisory Board immediately prior to the Effective Date and any member of the Seacoast Board of Directors who, prior to the Effective Time, requests to serve on such advisory board. The Seacoast Advisory Board shall be maintained for a term of at least twelve (12) months from the Effective Date on the terms contained in the Sovereign Disclosure Schedule The Seacoast Advisory Board will meet no more than once each quarter during its twelve (12) month term and shall be paid as set forth in the Seacoast Disclosure Schedule. At the Effective Time, Sovereign shall make a lump sum payment to each of the seven (7) members (which includes certain retired members) of the Executive Committee of the Seacoast Board of Directors and a lump-sum payment to each of the other eight (8) members (which includes certain retired members) of the Seacoast Board of Directors in the amounts identified in the Seacoast Disclosure Schedule, conditioned upon receipt of an agreement to forego any additional rights or payments under the Seacoast Former Director Advisory Board Service Plan and their agreement to serve on the Seacoast Advisory Board. Sovereign Bank shall have no obligation to continue the services of any advisory director who, in the reasonable judgment of Sovereign Bank, acts in a manner detrimental to Sovereign Bank.

          Section 4.15 Nonsolicitation Agreements. As soon as practicable after the date of this Agreement, Seacoast shall use reasonable best efforts to deliver to Sovereign the agreements of the Chief Executive Officer of Seacoast and such other employees of Seacoast, the Seacoast Banks or Abington Bank as Sovereign and Seacoast shall mutually agree.

          Section 4.16 NYSE Listing. Sovereign agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, the shares of Sovereign Common Stock to be issued in connection with the Merger.

          Section 4.17 Section 16 Matters. Sovereign and Seacoast agree that, in order to most effectively compensate and retain Seacoast Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Seacoast Insiders not be subject to risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of Seacoast Common Stock and Seacoast Options into shares of Sovereign Common Stock and options to purchase Sovereign Common Stock, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 4.17. Assuming that Seacoast delivers to Sovereign the Section 16 Information (as defined below) in a timely fashion, Sovereign Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Seacoast Insiders of Sovereign Common Stock in exchange for shares of Seacoast Common Stock and of options to purchase Sovereign Common Stock upon conversion of Seacoast Options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding the Seacoast Insiders, the number of shares of Seacoast Common Stock held by each such Seacoast Insider and expected to be exchanged for Sovereign Common Stock in the Merger and the number and description of Seacoast Options held by each such Seacoast Insider and expected to be converted into options to purchase Sovereign Common Stock in connection with the Merger; provided that the requirement for a description of any Seacoast Options shall be deemed to be satisfied if copies of all Seacoast Stock Option Plans, and forms of agreements evidencing grants thereunder, under which such Seacoast Options have been granted have been made available to Sovereign. “Seacoast Insiders” shall mean those officers and directors of Seacoast who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

ARTICLE V

CONDITIONS

          Section 5.01 Conditions to Seacoast’s Obligations under this Agreement. The obligations of Seacoast hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Seacoast pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and Seacoast shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

               (c) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement, subject in all cases to the standard set forth in Section 3.25, shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date);

               (d) Approvals of Regulatory Authorities. Sovereign and Seacoast shall have received all approvals of Regulatory Authorities of the Merger required to have been obtained to consummate the transactions contemplated by this Agreement, and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f) No Change Resulting in Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any change that individually or in the aggregate has a Material Adverse Effect with respect to Sovereign;

               (g) Officer’s Certificate. Sovereign shall have delivered to Seacoast a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

               (i) Tax Opinion. Seacoast shall have received a letter setting forth the written opinion of Goodwin Procter LLP, in form and substance reasonably satisfactory to Seacoast, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a reorganization described in section 368(a) of the IRC;

               (j) Listing. The shares of Sovereign Common Stock to be issued in the Merger shall have been approved for listing on the NYSE; and

               (k) Approval of Seacoast’s Stockholders. This Agreement shall have been approved by the stockholders of Seacoast by such vote as is required under Seacoast’s articles of organization and bylaws, the MBCL or under Nasdaq requirements applicable to it.

          Section 5.02 Conditions to Sovereign’s Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, Seacoast and the Seacoast Banks to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Seacoast and the Seacoast Banks; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of Seacoast, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Seacoast;

               (c) Representations and Warranties. The representations and warranties of Seacoast set forth in this Agreement, subject in all cases to the standard set forth in Section 2.29, shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date);

               (d) Approvals of Regulatory Authorities. Sovereign and Seacoast shall have received all approvals of Regulatory Authorities for the Merger required to have been obtained to consummate the transactions contemplated by this Agreement; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f) No Change Resulting in Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any change that individually or in the aggregate has a Material Adverse Effect with respect to Seacoast;

               (g) Officer’s Certificate. Seacoast shall have delivered to Sovereign a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

               (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

               (i) Tax Opinion. Sovereign shall have received a letter setting forth the written opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to Seacoast, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a reorganization described in section 368(a) of the IRC;

               (j) Approval of Seacoast’s Stockholders. This Agreement shall have been approved by the stockholders of Seacoast by such vote as is required under Seacoast’s articles of organization and bylaws, the MBCL and Nasdaq requirements applicable to it; and

               (k) Completion of Abington Merger. Seacoast shall have completed the merger with Abington as contemplated in the Abington Merger Agreement, unless the Abington Merger Agreement has been terminated.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

          Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

               (a) By the mutual written consent of the parties hereto;

               (b) By Sovereign or Seacoast:

                    (i) if the Closing Date shall not have occurred on or before October 31, 2004; provided, however, that Sovereign, after consulting with Seacoast, may, in its sole and absolute discretion, unilaterally extend the date beyond October 31, 2004, but not beyond December 31, 2004, in order to permit Seacoast to complete the merger with Abington; or

                    (ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted or an application therefor shall have been permanently withdrawn at the request of a Regulatory Authority;

unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

               (c) By Seacoast, if Seacoast’s stockholders fail to approve this Agreement at the special meeting of Seacoast stockholders called for that purpose;

               (d) By Seacoast, if the Seacoast Board so determines by the vote of a majority of its members, at any time during the five (5) Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

                    (1) the Sovereign Market Value as of the close of business on the Determination Date shall be less than $20.37; and

                    (2) (i) the quotient obtained by dividing the Sovereign Market Value as of the close of business on the Determination Date by $23.96 (such number being referred to herein as the “Sovereign Ratio”) shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii); provided, however, as follows: If Seacoast elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Sovereign (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five Business Day period). During the five Business Day period commencing with its receipt of such notice, Sovereign shall have the option of increasing the consideration to be received by the holders of Common Stock by adjusting the Applicable Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value on the Determination Date, equals $33.06. If Sovereign makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Sovereign of such election and the revised Applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.01(d).

          For purposes of this Section 6.01(d), the following terms shall have the meanings indicated.

          “Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Seacoast meeting of stockholders to consider this Agreement and the transactions contemplated hereby.

          "Index Group” shall mean the ten bank or thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon relative market capitalization) redistributed proportionately for purposes of determining the Index Price. The ten bank or thrift holding companies and the weights attributed to them are as follows:

Bank or Thrift Holding Companies	% Weighting

M&T Bank Corporation	19.265%
Charter One Financial, Inc.	13.737
BankNorth Group, Inc.	8.793
North Fork Bancorporation, Inc.	11.303
Astoria Financial Corporation	5.268
Valley National Bancorp	4.532
Webster Financial Corporation	3.877
Hudson United Bancorp	2.750
PNC Financial Services Group, Inc.	26.439
Fulton Bancshares Corporation	4.036
Total	100.00%

          "Index Price” on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Sovereign Market Value).

          "Starting Date” shall mean the day prior to announcement of this Agreement.

If any company belonging to the Index Group or Sovereign declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Sovereign shall be appropriately adjusted for the purposes of applying this Section 6.01(d); or

               (e) By Sovereign at any time prior to the Closing Date if the Board of Directors of Seacoast shall have (i) breached, in any material respect the provisions of Section 4.06(a) of this Agreement, (ii) exercised its rights under Section 4.06 of this Agreement to withdraw, modify or change, in a manner adverse to Sovereign, its approval or recommendation of this Agreement and the Merger or to recommended or endorse a proposal for another Acquisition Transaction, (iii) failed to call, give notice of, convene or hold a meeting of stockholders to consider the Merger in violation of Section 4.09(a)(viii) hereof or (iv) failed to recommend the Merger.

               (f) At any time on or prior to the Effective Date, by Seacoast in writing if Sovereign has, or by Sovereign in writing if Seacoast has, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would, individually or in the aggregate, result in a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by Seacoast would, individually or in the aggregate, result in a Material Adverse Effect on Seacoast, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date unless on such date such breach no longer causes a Material Adverse Effect.

               (g) At any time prior to the meeting of the Seacoast stockholders called for the purpose of approving the Merger Agreement and the Merger by Seacoast in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been reviewed and considered by Seacoast and the Seacoast Board following compliance with Section 4.06(d).

          Section 6.02 Effect of Termination.

               (a) If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (except for Section 4.02(e), Section 4.09(b)(ii), this Section 6.02, and Section 7.01 hereof, and all obligations of the parties intended to be performed after the termination of this Agreement, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or Seacoast to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.

               (b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount Seacoast shall be liable to Sovereign for expenses pursuant to this Section 6.02(b) shall be $3,000,000, and the maximum amount Sovereign shall be liable to Seacoast for expenses pursuant to this Section 6.02(b) shall be $2,000,000. The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

               (c) In the event this Agreement is terminated by:

                    (i) Sovereign pursuant to Section 6.01(e);

                    (ii) Seacoast pursuant to Section 6.01(c) in circumstances where the Board of Directors of Seacoast shall not have publicly recommended to the stockholders of Seacoast that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Sovereign;

                    (iii) Seacoast pursuant to Section 6.01(c) in circumstances where both (y) within twelve (12) months of such termination, Seacoast shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with any person other than Sovereign or any Affiliate of Sovereign and (z) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any Person (other than Sovereign or any Affiliate of Sovereign) shall have (A) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or

                    (iv) Seacoast pursuant to Section 6.01(g);

then Seacoast shall make a single cash payment to Sovereign in the amount of $43,638,000 upon such termination (the “Termination Fee”). Any payment required under this Section 6.02(c) shall be payable by Seacoast to Sovereign (by wire transfer of immediately available fund to an account designated by Sovereign) within two (2) Business Days after demand by Sovereign. Notwithstanding anything to the contrary set forth in this Agreement, if Seacoast pays or causes to be paid to Sovereign the Termination Fee, Seacoast will not have any further obligations or liabilities to Seacoast with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

          Section 7.01 Expenses. Except as otherwise provided in Section 6.02 and except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Sovereign, the registration fee to be paid to the SEC in connection with the Registration Statement.

          Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(d), 1.02(f), 1.02(g), 4.05, 4.10(a), 4.10(b), 4.10(c), 4.10(f), 4.11 and 4.14 which will survive the Merger, shall terminate on the Closing Date.

          Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after stockholders of Seacoast have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Seacoast Common Stock upon consummation of the Merger or otherwise materially adversely affect the stockholders of Seacoast without the approval of the stockholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.04 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding of the parties with respect to its subject matter, together with the confidentiality agreement dated December 30, 2003 between Sovereign and Seacoast. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(iv), 1.02(f), 1.02(g), 4.05, 4.10(a), 4.10(b), 4.10(c), 4.10(f), 4.11 and 4.14.

          Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a) If to Sovereign, to:

Sovereign Bancorp, Inc. 1130 Berkshire Boulevard Wyomissing, PA 19610

Attention: Mark R. McCollom Telecopy No.: (610) 320-8448

with a copy to:

Stevens & Lee 111 North Sixth Street, P.O. Box 679 Reading, PA 19603-0679

Attention: Joseph M. Harenza and David W. Swartz Telecopy No.: (610) 376-5610

               (b) If to Seacoast, to:

Seacoast Financial Services Corporation One Compass Place P.O. Box 2101 New Bedford, Massachusetts 02740-6300

Attention: President and Chief Executive Officer Telecopy No.: (508) 996-3318

with copies to:

Goodwin Procter LLP 53 State Street Boston, MA 02109

Attention: William P. Mayer and James A. Materese Telecopy No.: (617) 523-1231

          Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SOVEREIGN BANCORP, INC.

By	/s/ Jay S. Sidhu

Jay S. Sidhu, Chairman, President and Chief Executive Officer

By	/s/ James D. Hogan

James D. Hogan, Chief Financial Officer

SEACOAST FINANCIAL SERVICES CORPORATION

By	/s/ Kevin G. Champagne

Kevin G. Champagne, President and Chief Executive Officer

By	/s/ Francis S. Mascianica, Jr.

Francis S. Mascianica, Jr. Treasurer and Chief Financial Officer

EXHIBIT 1

FORM OF AFFILIATE LETTER

January 26, 2004

Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. (“Sovereign”) and Seacoast Financial Services Corporation (“Seacoast”) have entered into an Agreement and Plan of Merger dated as of January 26, 2004 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Seacoast will merge with and into Sovereign with Sovereign surviving the merger (the “Merger”) and (b) each share of Seacoast common stock issued and outstanding immediately prior to the Effective Date (as defined in the Agreement) (other than shares of Seacoast common stock, if any, then owned by Sovereign or Seacoast or any Seacoast Subsidiary (as defined in the Agreement)) will be converted into the right to receive shares of Sovereign common stock (as provided in Section 1.02(e) of the Agreement), plus cash in lieu of any fractional share interest.

     Sovereign has required, as a condition to its execution and delivery to Seacoast of the Agreement, and pursuant to Section 4.12 of the Agreement, that the undersigned, being a director and/or executive officer of Seacoast, execute and deliver to Sovereign this letter agreement (the “Letter Agreement”).

     The undersigned, in order to induce Sovereign to execute the Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of stockholders of Seacoast called to vote for approval of the Agreement and the Merger so that all shares of common stock of Seacoast then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares, to the extent that such Shares are entitled to vote on such matters, (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Seacoast) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Seacoast;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Seacoast, to approve or adopt the Agreement;

     (c) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the stockholder meeting of Seacoast held in connection with the vote on the Agreement or pursuant to (i) any transfers solely for the undersigned’s estate planning purposes or (ii) a gift, in each case where the transferee has agreed in writing to abide by the terms of this Letter Agreement in a form reasonably satisfactory to Sovereign;

     (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act (as such rule may be hereafter amended), or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission (a “No-Action Correspondence”), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

     (e) Agrees that Sovereign shall not be bound by any attempted sale by the undersigned of any shares of Sovereign Common Stock, and Sovereign’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement stating in substance as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d), OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (C) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The undersigned understands and hereby further acknowledges that the legend set forth above will be removed from any such certificate (by delivery of a substitute certificate without such legend) and Sovereign will instruct its transfer agent to remove such legend from any such certificate, if the undersigned delivers to Sovereign (i) satisfactory written evidence that the shares of Sovereign common stock represented by any such certificate have been sold in compliance with Rule 145(d) (as such rule may be hereafter amended) (in which case, the substitute certificate will be issued in the name of the transferee), (ii) a No-Action Correspondence, or (iii) an opinion of counsel, in form and substance reasonable satisfactory to Sovereign, to the effect that public sale of shares represented by such certificate by the holder thereof is no longer subject to the restrictions imposed by Rule 145;

     (f) Acknowledges and agrees that the provisions of subparagraph (e) hereof also apply to shares of Sovereign Common Stock received in the Merger or owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest; and

     (g) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

     It is understood and agreed that the provisions of subparagraphs (a) and (b) of this Letter Agreement relate solely to the capacity of the undersigned as a stockholder or other beneficial owner of shares of Seacoast common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of Seacoast. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Seacoast common stock held or controlled by the undersigned as of the date hereof.

     By accepting and acknowledging below, Sovereign agrees, for a period of two (2) years after the Effective Date (as such term is defined in the Agreement), to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in order that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) under the Securities Act are available to the undersigned with respect to shares of Sovereign common stock acquired in the Merger.

     Execution of this Letter Agreement by the undersigned is not an admission by the undersigned that he or she is an “affiliate” for purposes of Rule 145 of the Securities Act.

     The obligations set forth herein shall terminate concurrently with any termination of the Agreement in accordance with its terms.

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

     This Letter Agreement shall inure to the benefit of Sovereign, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees,

guardians and other personal representatives. This Letter Agreement shall survive the death or incapacity of the undersigned.

          The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Sovereign shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Sovereign for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

          Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Sovereign by signing and returning to Sovereign a counterpart hereof.

Very truly yours,

Name:

Accepted as of this 26th day of January, 2004:

Sovereign Bancorp, Inc.

By:

Name: Title: